Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-104778
333-104778-01

PROSPECTUS SUPPLEMENT
To prospectus dated September 11, 2003

LIBOR Floating Rate Senior Notes Due 2007
ABN AMRO Bank N.V.
Unconditionally guaranteed on a senior basis by
ABN AMRO Holding N.V.

     The notes bear interest at a floating rate, reset quarterly on each interest reset date, based on the three-month LIBOR rate plus 0.06% per annum. We will pay interest on the notes quarterly on February 11, May 11, August 11 and November 11 of each year, commencing on August 11, 2004, and ending on the maturity date. The notes will mature on May 11, 2007. We may not redeem the notes prior to maturity, except upon the occurrence of certain changes in the treatment of the notes for taxation purposes.

     The notes are unsecured senior obligations, and rank equally with other unsecured senior debt securities, of ABN AMRO Bank N.V. The notes are fully and unconditionally guaranteed by ABN AMRO Holding N.V., and such guarantee ranks equally with all other unsecured senior indebtedness of ABN AMRO Holding N.V.

     The notes are issued in registered form in denominations of $1,000 and integral multiples thereof. The notes are not listed on a securities exchange.

     These notes are unsecured and are not savings accounts, deposits or other similar obligations of a bank. The notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

     This prospectus may be used by ABN AMRO Incorporated and other affiliates of ABN AMRO Holding N.V. in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices.

The date of this prospectus supplement is May 11, 2004.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus or the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference is accurate as of any date other than their respective dates.

TABLE OF CONTENTS

Prospectus Supplement

CERTAIN TERMS

     Unless the context otherwise requires, in this prospectus supplement and the accompanying prospectus:

  when we refer to “ABN AMRO,” “ABN AMRO Holding,” “Holding,” “we,” “us” or “our,” we mean ABN AMRO Holding N.V. and its consolidated subsidiaries.

  when we refer to “ABN AMRO Bank” or the “Bank,” we mean ABN AMRO Bank N.V. and its consolidated subsidiaries.

     References to “EUR” and “euro” are to the Euro, the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community. References to “$” or “USD” are to the United States dollar, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

SUMMARY OF THE OFFERING
The following summary does not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and into the accompanying prospectus before making an investment decision. For a more complete description of the terms of the notes referred to in the following summary, see “Description of the Notes” below.
The Issuer	ABN AMRO Bank N.V., a public limited liability company incorporated under the laws of The Netherlands, and its successors.
Guarantor	ABN AMRO Holding N.V., a public limited liability company incorporated under the laws of The Netherlands, and its successors.
Offered Securities	LIBOR Floating Rate Senior Notes due 2007, which we refer to as the “notes”.
Original Issue Date	May 11, 2004.
Maturity Date	May 11, 2007.
Interest Rate	Three-month LIBOR, reset on a quarterly basis as described in this prospectus supplement, plus 0.06% per annum.
Interest Payment Dates	Interest on the notes will be paid quarterly on February 11, May 11, August 11 and November 11 of each year, beginning on August 11, 2004, and ending on the maturity date.
Interest Reset Dates	February 11, May 11, August 11 and November 11 of each year, commencing on August 11, 2004.
Interest Reset Periods	The initial interest reset period will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, the interest reset periods will be the periods from and including an interest reset date to but excluding the immediately succeeding interest reset date or the maturity date, as the case may be.
Interest Determination Dates	Two London business days prior to each interest reset date.
Redemption	The notes are not redeemable prior to maturity, unless there should occur certain changes in the treatment of the notes for taxation purposes (e.g., payments becoming subject to withholding tax). In such case, ABN AMRO Bank may redeem the notes in whole, but not in part, on the next interest payment date, at their aggregate principal amount, together with any interest accrued to the date of such redemption. The notes so redeemed will forthwith be canceled and accordingly may not be re-issued or resold.

Ranking	The notes are unsecured senior obligations of ABN AMRO Bank and rank equally with other unsecured senior debt securities of ABN AMRO Bank.
Guarantee	The payment of the principal of, any premium or interest on, and any additional amounts with respect to the notes is fully and unconditionally guaranteed by ABN AMRO Holding. The guarantee ranks equally with all other unsecured and unsubordinated indebtedness of ABN AMRO Holding
Listing	The notes are not listed on a securities exchange.
Denominations	The notes are issued in denominations of $1,000 and integral multiples thereof.
Form of Notes	The notes are represented by one or more global certificates registered in the name of Cede & Co., as nominee for DTC, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Euroclear, and Clearstream Banking société anonyme, Luxembourg, or Clearstream. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in DTC, Euroclear and Clearstream. Except as described herein, notes in certificated form will not be issued in exchange for the global certificate or certificates. See “Description of the Notes – Book-Entry Only Issuance.”
Trustee	BNY Midwest Trust Company.
Calculation Agent	BNY Midwest Trust Company.
Use of Proceeds	This prospectus is delivered in connection with the sale of the notes by ABN AMRO Incorporated or any of our other affiliates in market-making transactions. We will not receive any of the proceeds from such transactions.

USE OF PROCEEDS

      This prospectus is delivered in connection with the sale of the notes by ABN AMRO Incorporated or any of our other affiliates in market-making transactions. We will not receive any of the proceeds from such transactions.

DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes offered by this prospectus supplement supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities issued by the Bank in the accompanying prospectus.

General

     The notes are issued as a series of debt securities under the senior indenture between ABN AMRO Bank and BNY Midwest Trust Company, as trustee. The indenture is qualified under the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The terms of the notes include those stated in the indenture and those made part of the indenture by the Trust Indenture Act. The following summary of the material terms and provisions of the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture (a form of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part), and the Trust Indenture Act.

     The notes are initially issued in the total aggregate principal amount of $1,000,000,000. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the notes issued in this offering. Any such additional securities, together with the notes, will constitute a single series of securities under the indenture.

     Except as specified below, the notes will be issued only in fully-registered, book-entry form, in denominations of $1,000 and integral multiples thereof.

     The notes are unsecured and rank equally with all other unsecured and unsubordinated debt of ABN AMRO Bank. Holding fully and unconditionally guarantees the due and punctual payment of the principal and any premium or interest on the notes when and as they become due and payable, whether at maturity or otherwise. Holding’s guarantee of the notes ranks equally with all of its other unsecured and unsubordinated debt. For a more detailed description of the guarantee see “Guarantee” below and “Description of Debt Securities – Guarantees” in the accompanying prospectus.

     The indenture does not limit our ability to incur additional debt.

Interest and Principal

   Payment of Interest and Principal

     We will pay interest on the notes quarterly on February 11, May 11, August 11 and November 11 of each year (each, an “interest payment date”), commencing August 11, 2004 and ending on the maturity date, to the persons in whose names the notes are registered at the close of business on the 15th calendar day (in each case, whether or not a business day) immediately preceding the related interest payment date; provided, however, that interest payable on the maturity date shall be payable to the person to whom the principal of such notes shall be payable. Interest on the notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

     We will pay the principal of and interest on each note to the registered holder in immediately available funds upon presentation of the notes, if in certificated form, at the office or agency we maintain for this purpose in the Borough of Manhattan, The City of New York, currently an office of the trustee located at 101 Barclay Street, Floor 8 West, New York, New York, 10286, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at our option by check mailed to the registered holder at the close of business on the regular record date at such address as shall appear in the security register or by wire transfer of immediately available funds to an account specified in writing by such holder to us and the trustee prior to the relevant record date. Notwithstanding anything to the contrary in this prospectus supplement or the accompanying prospectus, so long as the notes are in book-entry form, we will make payments of principal and interest through the trustee to DTC.

     Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date (other than the maturity date) would otherwise be a day that is not a business day, such interest payment date will be postponed to the next succeeding day that is a business day, except that if such business day is in the next succeeding calendar month, such interest payment date (other than the maturity date) shall be the next preceding business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

     By “business day” we mean a day which is not a day when banking institutions in The City of New York are authorized or required by law or regulation to be closed, and that is also a “London business day,” which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      Rate of Interest

     The interest rate on the notes will be reset quarterly on February 11, May 11, August 11 and November 11 of each year, commencing August 11, 2004 (each, an “interest reset date”), and the notes will bear interest at a per annum rate equal to three-month LIBOR (as defined below) for the applicable interest reset period (as defined below), plus 0.06%. The interest rate for the initial interest reset period will be three-month LIBOR, determined as of two London business days prior to the original issue date, plus 0.06% per annum. The “initial interest reset period” will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each “interest reset period” will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the notes will be the period from and including the interest reset date immediately preceding the maturity date of such notes to but excluding the maturity date.

     If any interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the next succeeding day that is a business day, except that if that business day is in the next succeeding calendar month, the interest reset date shall be the next preceding business day.

     The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

     The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest reset period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the original issue date, in the case of the initial reset period, or thereafter the applicable interest reset date.

     BNY Midwest Trust Company, or its successor appointed by us, will act as calculation agent. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

     (i) LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, which appears on Moneyline Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such interest determination date. “Moneyline Telerate Page 3750” means the display designated on page “3750” on Moneyline Telerate (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Moneyline Telerate Page 3750, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

     (ii) With respect to an interest determination date on which no rate appears on Moneyline Telerate Page 3750 as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

     All percentages resulting from any calculation of any interest rate for the notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

     Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest reset period. Upon request of a holder of the notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

     All calculations made by the calculation agent for the purposes of calculating interest on the notes shall be conclusive and binding on the holders and us, absent manifest error.

Defeasance

     The provisions in the indenture allowing us to avoid complying with the restrictive covenants in the indenture under certain circumstances will apply to the notes. See “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus.

Guarantee

     Holding unconditionally guarantees the due and punctual payment of the principal and any premium and interest on the notes when and as it becomes due and payable, whether at maturity or otherwise. Holding’s guarantee ranks equally with all other unsecured and unsubordinated indebtedness of Holding. The guarantee provides that in the event of a default in payment of principal or any premium or interest on the notes, the holder of the notes may institute legal proceedings directly against Holding to enforce the guarantee without first proceeding against the Bank. The indenture provides that Holding may under certain circumstances assume all rights and obligations of the Bank under the indenture with respect to the notes.

Additional Amounts

     All payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the notes will be made by the Bank, and if called on under the guarantee, by Holding, without withholding or deduction for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of The Netherlands or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by:

  the laws (or any regulations or rulings promulgated thereunder) of The Netherlands or any political subdivision or taxing authority thereof or therein, or an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including a holding by a court of competent jurisdiction or by a taxing authority in The Netherlands or any political subdivision thereof).

     If such withholding or deduction is required, the Bank or Holding, as applicable, will, subject to certain limitations and exceptions described below, be obligated to pay to the holder of the notes such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in the notes and the indenture to be then due and payable.

Neither the Bank nor Holding will be required to pay any additional amounts for or on account of:

  any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, The Netherlands or any political subdivision thereof or otherwise had some connection with The Netherlands other than by reason of the mere ownership of, or receipt of payment under, the notes, presented the notes for payment in The Netherlands or any political subdivision thereof, unless the notes could not have been presented for payment elsewhere, or presented the notes for payment more than 30 days after the date on which the payment in respect of the notes became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented the notes for payment on any day within that 30-day period;

  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  any tax assessment or other governmental charge imposed on a payment that is required to be made pursuant to the European Council Directive 2003/48/EC or any other European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN council meeting of June 3, 2003 or any law of any jurisdiction implementing or complying with, introduced in order to confirm such directive or substantially similar to such directive;

  any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the notes to comply with any reasonable request addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of The Netherlands or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; provided that, in either event, the Bank or Holding, as applicable, shall supply with its request any forms required to be completed to comply with such requirements; or

  any combination of the foregoing.

      In addition, neither the Bank nor Holding will pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, the notes to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the notes to the extent such payment would be required by the laws of The Netherlands (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the notes.

Redemption

     ABN AMRO Bank may redeem the notes at its option in whole, but not in part, at any time or on any interest payment date, on giving not less than 30 nor more than 60 days’ notice to the holders in accordance with the provisions included in “Notices” below (which notice shall be irrevocable), if:

  on the occasion of the next payment due under the notes, the Bank has or will become obliged to pay additional amounts as provided under “–Additional Amounts” above as a result of any change in, or amendment to, the laws or regulations of The Netherlands or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the notes; and

  the Bank cannot avoid such obligation by taking reasonable measures available to it,

provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Bank would be obliged to pay such additional amounts were a payment in respect of the notes then due. Prior to the publication of any notice of such redemption, the Bank shall deliver to the trustee a certificate signed by two of its authorized signatories stating that the Bank is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Bank’s right so to redeem have occurred, and an opinion of independent legal advisers of recognized standing to the effect that the Bank has or will become obliged to pay such additional amounts as a result of such change or amendment.

     The notes so redeemed will be redeemed at the redemption amount with interest accrued to (but excluding) the date of redemption.

      The notes are not redeemable at the option of holders at any time.

     All notes which are redeemed will forthwith be cancelled. All notes so cancelled shall not be reissued or resold.

Book-Entry System

     DTC acts as securities depositary for the notes. The notes are issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global note certificates, which we will refer to as the “global certificates,” representing the total aggregate number of notes, have been issued and deposited with a custodian for DTC.

     Persons acquiring beneficial ownership interests in the global certificates, whom we will refer to as “beneficial owners,” will hold their interests through DTC in the United States, or Euroclear Bank S.A./N.V., as operator of the Euroclear system (which we refer to as “Euroclear”), or Clearstream Banking société anonyme, Luxembourg (which we refer to as “Clearstream”) in Europe as indirect participants of DTC. Clearstream and Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the depositaries names on the books of DTC. In this prospectus supplement, we refer to each of Euroclear and Clearstream as a “relevant depositary,” and to them collectively as the “European depositaries.” Unless and until certificated securities are issued, it is anticipated that the only “security holder” of the notes will be Cede & Co., as nominee of DTC. Beneficial owners are only permitted to exercise their rights indirectly through DTC and its participants.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in any of 28 currencies, including United States dollars. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

     Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in any of 32 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described herein. Euroclear is operated by Euroclear Bank S.A./N.V. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under these terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

     Purchases of notes within the DTC system must be made by or through its participants, which will receive a credit for the notes on DTC’s records and on the records of Clearstream or Euroclear, as appropriate. The ownership interest of each actual purchaser of notes, a beneficial owner, is in turn to be recorded on the participants’ and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants or indirect participants through which the beneficial owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants and Indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

     Because of time zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream participant or Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Transfers between participants will occur in accordance with DTC rules. Transfers between Clearstream participants and Euroclear participants will occur in accordance with their respective rules and operating procedures.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the relevant depositary, however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the relevant depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the European Depositaries.

     DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented thereby for all purposes under the indenture and the notes . No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

     DTC has advised Holding and the Bank that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of notes as to which such participant or participants has or have given such direction.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Although voting with respect to the notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Bank as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights of those participants to whose accounts the notes are allocated on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the notes held in book-entry form will be made to DTC in immediately available funds. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of DTC, the Bank or Holding, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of any distributions to DTC is the responsibility of the Bank, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of participants and indirect participants.

Global Notes

     Except as described herein, a beneficial owner of an interest in a global certificate will not be entitled to receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes.

     A global certificate is exchangeable for notes in registered certificated form if (i) DTC (x) notifies the Bank that it is unwilling or unable to continue as depositary for the global certificates and the Bank thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, or (ii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the Indenture. In all cases, certificated notes delivered in exchange for any global certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificates among participants, none of them is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Holding nor the Bank will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC, Clearstream or Euroclear. DTC, Clearstream and Euroclear may discontinue providing their services as securities depositary with respect to the notes at any time by giving notice to the Bank. Under such circumstances, in the event that a successor securities depositary is not obtained, the note certificates are required to be printed and delivered to the trustee. Additionally, the Bank may decide to discontinue use of the system of book-entry transfers through DTC, Clearstream or Euroclear or any successor depositary. In that event, certificates for the notes will be printed and delivered to the participants in accordance with the customary procedures of DTC, Clearstream and Euroclear. In each of the above circumstances, Holding will appoint a paying agent with respect to the notes.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global notes as represented by a global certificate.

Transfer and Issue of Definitive Notes

     If issued in the limited circumstances described herein, definitive notes may be transferred in whole or in part in an authorized denomination upon surrender of the definitive note certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a transfer agent. In the case of a transfer of part of a note certificate, a new note certificate in respect of the balance not transferred will be issued to the transferor within three business days of receipt of such transfer, by uninsured post at the risk of the holder to the address of the holder appearing in the register. Each new note certificate issued upon a transfer of a note certificate will, within three business days of receipt of such form of transfer, be sent by uninsured post at the risk of the holder entitled to the note certificate in respect of which the relevant note certificate is issued to such address as may be specified in such form of transfer.

Payment

     Payments in respect of the notes represented by the global certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the scheduled payment dates or, in the case of certificated securities, if any, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. In the event that BNY Midwest Trust Company shall no longer be the paying agent, the Bank shall appoint a successor to act as paying agent (which shall be a bank or trust company).

The Trustee, Registrar, Transfer Agent, Paying Agent and Calculation Agent

     BNY Midwest Trust Company acts as trustee, registrar, transfer agent, paying agent and calculation agent for the notes. We maintain ordinary banking relationship and custodial facilities with BNY Midwest Trust Company and its affiliates.

Notices

     All notices or communications to a holder of notes shall be mailed by first-class mail to such holder’s address as shown in the register kept by the registrar.

Governing Law

     The indenture and the notes are governed by, and construed in accordance with, the internal laws of the State of New York.

TAXATION

United States Federal Income Taxation

     The following discussion is based on the opinion of Davis Polk & Wardwell, and is a general discussion of the principal U.S. federal income tax consequences to U.S. holders, as defined below, who purchase the notes in this offering at their issue price, as defined below, and who will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The “issue price” of the notes equals the first price at which a substantial amount of the notes are sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

     This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the U.S. federal income tax laws, such as the rules applicable to:

  certain financial institutions;

  dealers and certain traders in securities or foreign currencies;

  tax exempt organizations;

  investors holding notes as part of a hedging transaction, straddle, conversion or other integrated transaction;

  U.S. holders, as defined below, whose functional currency is not the U.S. dollar;

  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  persons subject to the alternative minimum tax; and

  nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens.

Moreover, the effect of any applicable state, local or foreign tax is not discussed.

     If you are considering purchasing the notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      Tax Consequences to U.S. Holders

     You are a “U.S. holder” if you are the beneficial owner of a note and are, for U.S. federal income tax purposes:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     If a partnership invests in notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partnerships that invest in notes are urged to consult their own tax advisors about the consequences of the investment.

      Payment of Interest

     It is expected that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest on the notes (including any additional amounts paid pursuant to the obligations described under “Description of the Notes—Additional Amounts”) will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (the sum of all payments required under the notes other than payments of stated interest) exceeds the issue price by more than a de minimis amount, you will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on compounding of interest before you receive cash payments attributable to this income. Interest income earned by you with respect to a note will constitute foreign source income for U.S. federal income tax purposes, which may be relevant in calculating your foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, interest paid on the notes will generally constitute “passive income.”

      Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount you realize on the sale, exchange, or retirement and your tax basis in the note. Gain or loss, if any, will generally be U.S. source income for purposes of computing your foreign tax credit limitation. For these purposes, your amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payment of Interest” above. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement you held the note for more than one year.

      Backup Withholding and Information Reporting

     Information returns may be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. You may be subject to U.S. backup withholding tax on these payments if you fail to provide your taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Netherlands Taxation

     The following is a general summary of certain Netherlands tax consequences as of the date of this prospectus supplement in relation to the notes. It is not exhaustive and holders who are in doubt as to their tax position should consult their professional advisers.

      Dutch Resident Holders

     Holders who are individuals and are resident or deemed to be resident in The Netherlands, or who have elected to be treated as a Dutch resident holder for Dutch tax purposes, are subject to Dutch income tax on a deemed return regardless of the actual income derived from a note or gain or loss realized upon disposal or redemption of a note, provided that the note is a portfolio investment and is not held in the context of any business or substantial interest. The deemed return amounts to 4% of the average value of the holder’s net assets in the relevant fiscal year (including the notes) and is taxed at a flat rate of 30%.

     Corporate holders that are resident or deemed to be resident in The Netherlands, without being exempt from Dutch corporate tax, will be subject to Dutch corporate tax on all income and gains realized in connection with the notes.

      Non-Dutch Resident Holders

     Non-Dutch resident holders normally will not be subject to Dutch income or corporate taxation with respect to income or capital gains realized in connection with a note, unless there is a specific connection with The Netherlands, such as an enterprise, or part thereof, which is carried on through a permanent establishment in The Netherlands or a substantial interest or deemed substantial interest in ABN AMRO Bank.

     A holder will not become resident or deemed to be resident in The Netherlands by reason only of the holding of a note.

      Other Taxes and Duties

     There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty payable by the holder in The Netherlands in connection with the notes.

      Withholding Tax

     All payments by ABN AMRO Bank to the holder in respect of the notes can be made free of any Dutch withholding tax.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (“Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited lending transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

     Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the notes by the Plan Asset Entity is not prohibited. Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase and holding thereof that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the notes on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or there is some other basis on which such purchase and holding is not prohibited.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents.

     Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA and the Code and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

PLAN OF DISTRIBUTION

     This prospectus is to be used by ABN AMRO Incorporated or any of our other affiliates in connection with offers and sales of the notes in market-making transactions effected from time to time. ABN AMRO Incorporated or any of our other affiliates may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent of both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     ABN AMRO Incorporated has informed us that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer. We have been advised by ABN AMRO Incorporated that, subject to applicable laws and regulations, it currently intends to make a market in the notes. However, it is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended. There can be no assurance that an active trading market will develop or be sustained.

     ABN AMRO Incorporated acted as underwriter in connection with the initial sale of the notes and received an underwriting discount in connection therewith.

LEGAL MATTERS

     Certain matters of Dutch law, including Dutch tax law, have been passed upon for Holding and the Bank by Clifford Chance Limited Liability Partnership, Amsterdam, The Netherlands. Certain matters of United States law, including United States tax law, have been passed upon for Holding and the Bank by Davis Polk & Wardwell, New York, New York. Certain legal matters have been passed upon for the underwriters by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

ABOUT THIS PROSPECTUS SUPPLEMENT

     We provide information to you about this offering in two parts. The first part is this prospectus supplement, which describes the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information, some of which may not apply to this offering. The accompanying prospectus refers to additional documents that have been filed, and which may be filed in the future with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference in the accompanying prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. For purposes of this offering, references to the accompanying prospectus also refer to the documents incorporated by reference therein. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION BY REFERENCE

     The rules of the SEC allow us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below and any future filings that we may make with the SEC under Sections 12, 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and specifying that is being incorporated by reference in this prospectus, from the respective dates of filing of such documents and until we sell all of the securities:

  the Report on Form 6-K of ABN AMRO Holding N.V. filed with the SEC on April 29, 2004, containing releases entitled “ABN AMRO reports first quarter 2004 results: Increase in net profit for the eighth consecutive quarter”, dated April 28, 2004, “Consolidated Ratio of Earnings to Fixed Charges”, “ABN AMRO announces further details regarding cancellation of preference shares”, dated April 28, 2004, and “ABN AMRO selects United Overseas Bank for its 80.77% stake in Bank of Asia ”, dated April 25, 2004; and

  Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2003, filed with the SEC on March 31, 2004, which we also refer to as “our 20-F for 2003”.

     Any statement contained in this prospectus supplement, or in a document all or any portion of which is incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement that is so modified or superseded in this way shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

     Upon request, we will provide without charge to each person to whom a copy of this prospectus supplement has been delivered a copy of any of these filings other than exhibits not specifically incorporated by reference. You may request a copy of these filings by writing or telephoning us at:

ABN AMRO Holding N.V.
ABN AMRO Investor Relations Department
Gustav Mahlerlaan 10
P.O. Box 283
1000 EA Amsterdam, The Netherlands
(+31) 20 628 7835

PROSPECTUS

        $6,478,380,000

ABN AMRO HOLDING N.V.

American Depositary Shares, each representing one Ordinary Share,
Preference Shares, Debt Securities,
Purchase Contracts, Units and Warrants

ABN AMRO BANK N.V.

Debt Securities,
fully and unconditionally guaranteed by
ABN AMRO Holding N.V.

LASALLE FUNDING LLC

Debt Securities,
fully and unconditionally guaranteed by
ABN AMRO Bank N.V. or ABN AMRO Holding N.V.

ABN AMRO CAPITAL FUNDING TRUST V
ABN AMRO CAPITAL FUNDING TRUST VI
ABN AMRO CAPITAL FUNDING TRUST VII
ABN AMRO CAPITAL FUNDING TRUST VIII
ABN AMRO CAPITAL FUNDING TRUST IX

Preferred Securities,
fully and unconditionally guaranteed by
ABN AMRO Bank N.V. or ABN AMRO Holding N.V.

ABN AMRO CAPITAL FUNDING LLC V
ABN AMRO CAPITAL FUNDING LLC VI
ABN AMRO CAPITAL FUNDING LLC VII
ABN AMRO CAPITAL FUNDING LLC VIII
ABN AMRO CAPITAL FUNDING LLC IX

Preferred Securities,
fully and unconditionally guaranteed by
ABN AMRO Bank N.V. or ABN AMRO Holding N.V.

        We may offer and sell from time to time securities in one or more offerings up to a total dollar amount of $6,478,380,000. This prospectus provides you with a general description of the securities we may offer.

        ABN AMRO Holding N.V. may offer and sell American Depositary Shares, or ADSs, each representing one ordinary share, preference shares, Purchase Contracts, Units, Warrants or senior or subordinated debt securities.

        ABN AMRO Bank N.V. may offer and sell senior or subordinated debt securities all of which will be fully and unconditionally guaranteed by ABN AMRO Holding N.V.

        LaSalle Funding LLC may offer and sell senior or subordinated debt securities all of which will be fully and unconditionally guaranteed by ABN AMRO Holding N.V.

        Each of the ABN AMRO Capital Funding Trusts V through IX may offer and sell preferred securities, which will be guaranteed by ABN AMRO Bank N.V. or ABN AMRO Holding N.V.

        Each of the ABN AMRO Capital Funding LLCs V through IX may offer and sell preferred securities, which will be guaranteed by ABN AMRO Bank N.V. or ABN AMRO Holding N.V.

        Each time that securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

        The securities will be offered through underwriters, dealers or agents or directly to investors. The supplements to this prospectus will provide the specific terms of the plan of distribution.

        ABN AMRO Holding N.V.'s ADSs, each of which represents one ordinary share, are listed on the New York Stock Exchange under the trading symbol "ABN." If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The securities of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. may not be offered or sold anywhere in the world except in compliance with the requirements of the Dutch Securities Market Supervision Act of 1995 (Wet toezicht effectenverkeer 1995).

The date of this prospectus is September 11, 2003.

ABOUT THIS PROSPECTUS

        This prospectus is part of a Registration Statement that ABN AMRO Holding, the Bank, LaSalle Funding, the Trusts and the LLCs (each as defined below) filed with the SEC utilizing a "shelf" registration process. Under this shelf process, any of the registrants may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $6,478,380,000.

        This prospectus provides you with a general description of the securities which we may offer and the related guarantees, if any, of those securities. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 2 of this prospectus before purchasing any of our securities.

        Following the initial distribution of an offering of securities, ABN AMRO Financial Services, Inc., ABN AMRO Incorporated and other of our affiliates may offer and sell those securities in the course of their businesses as broker-dealers acting either as a principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

        You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless the context otherwise requires, references in this prospectus and any supplement to this prospectus to "ABN AMRO", "ABN AMRO Holding," "Holding," "we," "us" and "our" refer to ABN AMRO Holding N.V. and its subsidiaries, collectively. References to "ABN AMRO Bank" and the "Bank" refer to ABN AMRO Bank N.V. and its subsidiaries, collectively. References to "AANAH" refer to ABN AMRO North America Holding Company, our first-tier U.S. holding company and its subsidiaries, collectively. References to "LaSalle Bank Corp." refer to LaSalle Bank Corporation (formerly known as ABN AMRO North America, Inc.), our second-tier U.S. holding company and its subsidiaries, collectively. References to "LaSalle Funding" refer to LaSalle Funding LLC. References to "ABN AMRO Capital Funding Trusts" or the "Trusts" refer to ABN AMRO Capital Funding Trust V, ABN AMRO Capital Funding Trust VI, ABN AMRO Capital Funding Trust VII, ABN AMRO Capital Funding Trust VIII and ABN AMRO Capital Funding Trust IX, each a Delaware statutory trust. References to "ABN AMRO Capital Funding LLCs" or the "LLCs" refer to ABN AMRO Capital Funding LLC V, ABN AMRO Capital Funding LLC VI, ABN AMRO Capital Funding LLC VII, ABN AMRO Capital Funding LLC VIII and ABN AMRO Capital Funding LLC IX, each a Delaware limited liability company.

        References to the "ordinary shares" refer to ABN AMRO Holding's ordinary shares, nominal value EUR 0.56 per share. References to "EUR" and "€" are to the Euro, the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community. References to "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

        CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING MADE HEREBY.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, ABN AMRO Holding is subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, ABN AMRO Holding files reports and other information with the SEC. You may read and copy any of this information in the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file numbers for documents filed by ABN AMRO Holding and the Bank under the Exchange Act are 1-14624 and 5-52647, respectively.

        Our American Depositary Shares, or ADSs, each of which represents one ordinary share, are listed on the New York Stock Exchange under the trading symbol "ABN." You can inspect reports and other information concerning ABN AMRO Holding at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

Incorporation by Reference

        The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

  (a)
  Annual Report on Form 20-F of ABN AMRO Holding for the year ended December 31, 2002, filed on March 28, 2003 and amended by an Amendment to the Annual Report on Form 20-F filed with the SEC on August 28, 2003, which, as amended, we also refer to as our 20-F for 2002; and

  (b)
  the Report of Foreign Private Issuer filed on Form 6-K on April 14, 2003, May 8, 2003 (both of the two Forms 6-K filed on such date) and May 16, 2003, in each case of both ABN AMRO Holding and ABN AMRO Bank.

        All documents filed by ABN AMRO Holding or the Bank pursuant to Section 12, 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus, and any Form 6-K subsequently submitted to the SEC specifying that they are being incorporated by reference in this prospectus, shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. Any statement contained in this prospectus, or in a document all or any portion of which is incorporated or deemed to be incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement that is modified or superseded in this way shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

        Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any of these filings other than exhibits not specifically incorporated by reference. You may request a copy of these filings by writing or telephoning us at:

ABN AMRO Bank N.V.
ABN AMRO Investor Relations Department
Gustav Mahlerlaan 10
P.O. Box 283
1000 EA Amsterdam, The Netherlands
(31-20) 6 28 78 35

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements included in this prospectus are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "believe", "expect", "may", "intend", "will", "should", "anticipate", "Value-at-Risk", or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives. Forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

        In particular, this prospectus and certain documents incorporated into this prospectus by reference include forward-looking statements relating but not limited to management objectives, trends in results of operations, margins, costs, return on equity, and risk management, including our potential exposure to various types of market risk, such as interest rate risk, currency risk and equity risk. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future.

        We have identified some of the risks inherent in forward-looking statements in Item 3 of our 20-F for 2002, "Key Information—Risk Factors". Other factors that could cause actual results to differ materially from those estimated by the forward-looking statements in this report include, but are not limited to:

  •
  general economic and business conditions in The Netherlands, the European Union, the United States, Brazil and other countries or territories in which we operate;

  •
  changes in applicable laws and regulations, including taxes;

  •
  the monetary, interest rate and other policies of central banks in The Netherlands, the European Union, the United States and elsewhere;

  •
  changes or volatility in interest rates, foreign exchange rates (including the euro-U.S. dollar rate), asset prices, equity markets, commodity prices, inflation or deflation;

  •
  the effects of competition in the markets in which we operate, which may be influenced by regulation or deregulation;

  •
  changes in consumer spending and savings habits, including changes in government policies which may influence investment decisions;

  •
  our ability to hedge certain risks economically;

  •
  our success in managing the risks involved in the foregoing, which depends, among other things, on our ability to anticipate events that cannot be captured by the statistical models we use; and

  •
  force majeure and other events beyond our control.

        Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in Item 3 of our 20-F for 2002 "Key Information—Risk Factors" to be a complete set of all potential risks or uncertainties.

        The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we do not assume any responsibility to do so.

ABN AMRO HOLDING N.V. AND ABN AMRO BANK N.V.

History and Incorporation

        ABN AMRO Holding N.V. is incorporated under the laws of The Netherlands by deed of May 30, 1990 as the holding company of ABN AMRO Bank N.V. The Articles of Association of Holding were last amended by deed of May 26, 2003 executed before Mr. R.J.C. van Helden, Notary Public of Amsterdam. Holding's main purpose is to own ABN AMRO Bank N.V. and its subsidiaries. Holding owns 100 percent of the shares of ABN AMRO Bank N.V. and is jointly and severally liable for all liabilities of ABN AMRO Bank N.V. All of the securities, including guarantees, to be issued by ABN AMRO Bank N.V. hereunder will be fully and unconditionally guaranteed by ABN AMRO Holding N.V.

        ABN AMRO Bank N.V. traces its origin to the formation of the "Nederlandsche Handel-Maatschappij, N.V." in 1825 pursuant to a Dutch Royal Decree of 1824. ABN AMRO Bank N.V.'s Articles of Association were last amended by deed of May 17, 2001.

        ABN AMRO Bank N.V. is registered in the Commercial Register of Amsterdam under number 33002587. The registered office of ABN AMRO Bank N.V. is at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands.

        For further information, see Item 4 "Information On The Company" of our 20-F for 2002.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges in accordance with U.S. GAAP for the periods presented are as follows:

	(Unaudited) Six Months Ended(1)
		Fiscal Year Ended December 31,
	June 30, 2003
		2002	2001	2000	1999	1998
Excluding Interest on Deposits(2)	2.50x	1.89x	1.45x	1.85x	1.91x	2.04x
Including Interest on Deposits(2)	1.34x	1.21x	1.08x	1.15x	1.17x	1.17x

(1)
The ratio for June 30, 2003 is based on Dutch GAAP because U.S. GAAP reconciliation was not required for this period and because U.S. GAAP ratios are not available.

(2)
Deposits include bank and total customer accounts. See the Consolidated Financial Statements incorporated by reference in this prospectus.

ORDINARY SHARES PRICE RANGE AND DIVIDENDS

        The principal trading market for our ordinary shares is the AEX Stock Exchange. Our ordinary shares also are listed on the London, Paris, Brussels, Frankfurt, Hamburg, Düsseldorf, Singapore and The Swiss Stock Exchanges. In the United States, ABN AMRO Holding's ADSs are listed on the New York Stock Exchange under the symbol "ABN." However, the ordinary shares are not traded on the New York Stock Exchange but are listed only in connection with the listing of our American Depositary Shares, pursuant to the requirements of the New York Stock Exchange. Our ADSs are evidenced by American Depositary Receipts, or ADRs, and each ADS represents one of our ordinary shares. As of December 31, 2002, 61,261,393 ordinary shares were held in the form of ADSs.

Market Price Information

        The following table sets forth, for the periods indicated, the high and low daily quoted closing prices for Holding's ordinary shares as reported in the Official Price List of the Euronext Amsterdam Stock Exchange and the high and low prices for the ADSs on the New York Stock Exchange, of Holding's ordinary shares on the Euronext Amsterdam Stock Exchange. Differences in the rate of change between the prices of Holding's ordinary shares and the prices of ADSs for the periods indicated are attributable principally to fluctuations in the U.S. dollar-euro exchange rate.

Year	High	Low	High	Low
	Ordinary Shares		American Depository Shares
	(In EUR)		(In USD)
2002	22.78	10.45	20.32	10.54
2001	27.80	15.78	25.94	14.44
2000	29.30	20.22	26.44	19.49
1999	25.00	16.40	25.75	19.25
1998	25.00	12.62	27.44	14.75
Year	High	Low	High	Low
	Ordinary Shares		American Depository Shares
	(In EUR)		(In USD)
2003
First Quarter	16.55	11.93	17.47	13.39
Second Quarter	17.50	14.00	20.75	15.34
2002
First Quarter	21.90	18.02	19.26	16.28
Second Quarter	22.78	17.22	20.32	17.00
Third Quarter	18.40	11.00	17.96	11.12
Fourth Quarter	17.26	10.45	17.01	10.54
2001
First Quarter	27.80	19.32	25.94	17.03
Second Quarter	22.85	20.34	20.37	17.93
Third Quarter	22.87	15.85	19.10	14.59
Fourth Quarter	19.15	15.78	16.90	14.44
September 2002	16.35	11.00	16.24	11.12
October 2002	15.05	10.45	14.70	10.54
November 2002	17.26	14.79	17.01	14.90

December 2002	17.00	14.92	16.90	15.32
January 2003	16.55	13.42	17.47	14.76
February 2003	15.56	13.40	16.65	14.50
March 2003	15.24	11.93	16.47	13.39
April 2003	16.20	14.00	17.82	15.34
May 2003	16.45	14.12	19.21	16.03
June 2003	17.50	16.25	20.75	18.90
July 2003	17.47	16.38	19.92	18.60
August 2003	16.78	15.95	19.24	17.64
September 2003 (through September 4)	16.81	16.36	18.24	18.06

Dividends

        Dividends on ordinary shares may be paid out of profits as shown in our Consolidated Financial Statements, as adopted by the Supervisory Board and approved by the general meeting of shareholders, after the payment of dividends on preference shares and convertible preference shares and the establishment of any reserves. Reserves are established by the Managing Board subject to approval of the Supervisory Board.

        Holding has paid an interim and final dividend for each of the last five years. The following table sets forth dividends paid in respect of the ordinary shares for 1998 through 2002:

	2002(1)	2002	2001	2000	1999	1998
	(in USD)			(in EUR)
Interim dividend	0.47	0.45	0.45	0.40	0.30	0.28
Final dividend	0.47	0.45	0.45	0.50	0.50	0.30
Total dividend per Ordinary Share	0.94	0.90	0.90	0.90	0.80	0.58
Total dividends per share as a percentage of net profit per Ordinary Share	—	64.7%	42.9%	55.2%	46.5%	46.9%

(1)
For your convenience, the 2002 interim dividend has been translated into U.S. dollars at the applicable rate on the date of payment, and the 2002 final dividend has been translated into U.S. dollars at the exchange rate of 1 USD = EUR 0.95306, the exchange rate on December 31, 2002.

        At December 31, 2002, there were 1,585,603,519 ordinary shares outstanding.

LASALLE FUNDING LLC

        LaSalle Funding was established to provide financing to LaSalle Bank N.A., which we refer to as LaSalle Bank, and its affiliates. LaSalle Funding may raise funds through the offering of debt securities in the United States, Europe and other overseas markets and will lend the net proceeds to LaSalle Bank or one or more of its affiliates. LaSalle Funding does not and will not engage in any separate business activities. All of the debt securities offered by LaSalle Funding will be fully and unconditionally guaranteed by ABN AMRO Holding or the Bank.

        LaSalle Funding was formed in Delaware in October 2001 and is an indirectly wholly owned subsidiary of ABN AMRO Holding and the Bank. LaSalle Funding's principal executive offices are located at 135 South LaSalle Street, Chicago, Illinois 60603, and its telephone number is (312) 904-2000.

ABN AMRO CAPITAL FUNDING TRUSTS

        The Trusts are Delaware statutory trusts each formed pursuant to separate trust agreements entered into between LaSalle Funding, as depositor, and The Bank of New York (Delaware), as trustee on April 1, 2003. We have filed a copy of each initial trust agreement as an exhibit to the registration statement of which this prospectus is a part. The initial trust agreement for each of the Trusts will be replaced by an amended and restated trust agreement, referred to in this prospectus as the trust agreement, which will state the terms and conditions for each Trust to issue and sell its preferred securities and common securities.

        Unless otherwise specified in the applicable prospectus supplement, each Trust exists solely to:

  •
  issue and sell its preferred securities, representing undivided beneficial interests in its assets, to the public;

  •
  issue and sell its common securities, if any, representing undivided beneficial interests in its assets to Holding or a wholly owned direct or indirect subsidiary of Holding;

  •
  use the proceeds from the sale of its preferred and common securities to purchase intercompany securities, which will consist of either preferred securities of an ABN AMRO Capital Funding LLC or fixed income or preferred securities of Holding or an affiliate thereof;

  •
  distribute the cash payments it receives from the fixed income securities it owns to the holders of the preferred and common securities;

  •
  unless the proceeds from the sale of its securities are used to purchase preferred securities of an ABN AMRO Capital Funding LLC, enter into and enforce for the benefit of the holders of its preferred securities an agreement for a contingent guarantee issued by Holding or the Bank, enforceable by the Trust in the event of certain failure by the applicable guarantor to pay under the guarantee applicable to the Trust's preferred securities; and

  •
  engage in other activities that are necessary or incidental to these purposes.

        All the common securities, if issued, will be held by Holding or a wholly owned direct or indirect subsidiary of Holding which is deemed to be a "company controlled by the parent company" under Rule 3a-5, as amended, of the Investment Company Act of 1940. The preferred securities will represent the remaining portion of each Trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if the holder of the common securities defaults on the related fixed income securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate in priority of payment to these amounts payable on the preferred securities.

        The preferred securities of each Trust will be fully and unconditionally guaranteed by Holding or the Bank as described later in this prospectus.

        Unless otherwise specified in the applicable prospectus supplement, the depositor will appoint the following trustees to conduct each Trust's business and affairs:

  •
  a property trustee to be named in the applicable prospectus supplement;

  •
  a Delaware trustee, to the extent the property trustee does not maintain its principal place of business in the State of Delaware, to be named in the applicable prospectus supplement; and

  •
  three employees of Holding or one of its affiliates, as regular trustees.

        Except under specified limited circumstances, only the depositor or one of its affiliates can remove or replace the trustees. In addition, the depositor or one of its affiliates can increase or decrease the number of trustees.

        The property trustee for each Trust will act as indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The property trustee will hold title to the securities purchased by the Trust, except for any accompanying guarantees to such securities which may be held by a guarantee trustee, for the benefit of the holders of the trust securities, and it will have the power to exercise all rights, powers and privileges relating to such securities of the Trust. The property trustee will also maintain exclusive control of an account to hold all payments received in respect of the securities held by it as assets of the Trust for the benefit of the holders of the trust securities.

        The depositor, or one of its affiliates, will pay all fees and expenses related to each Trust and the offering of the preferred securities and will pay all ongoing costs and expenses of each Trust, except each Trust's obligations under its preferred and common securities.

        The Trusts will not have any independent operations and exist solely for the reasons summarized above. Accordingly, the Trusts do not have separate financial statements. Holding files consolidated financial information regarding the Trusts.

        Each Trust's principal executive offices are located at 135 South LaSalle Street, Chicago, Illinois 60603, and its telephone number is (312) 904-2000.

ABN AMRO CAPITAL FUNDING LLCS

        Each LLC is a limited liability company that was formed on March 28, 2003 under the Delaware Limited Liability Company Act, as amended, pursuant to an initial limited liability company agreement by ABN AMRO North America Holding Company as the sole initial member. The initial limited liability company agreement will be amended and restated in its entirety, and as such referred to as the LLC Agreement, to state the terms and conditions for each LLC to issue and sell its preferred securities and common securities. The LLC Agreement will be qualified as an indenture under the Trust Indenture Act. All of the common securities of each LLC will be owned at all times by Holding or a wholly owned direct or indirect subsidiary of Holding. As described below under "Description of the Preferred Securities Guarantees", the preferred securities issued by any LLC and any Trust will be guaranteed by either Holding or the Bank. Where the preferred securities issued by an LLC are held by a Trust, such Trust will be referred to as an affiliated Trust of such LLC. Each LLC will also enter into an agreement for a contingent guarantee issued by Holding or the Bank, enforceable by the LLC, in the event of certain failure by the applicable guarantor to pay under the guarantee applicable to the LLC's preferred securities or any affiliated Trust's preferred securities.

        Unless otherwise set forth in the applicable prospectus supplement, each LLC exists solely to:

  •
  issue and sell preferred securities representing undivided beneficial interests in its assets, other than senior preferred securities, to the public or an affiliate, including a Trust;

  •
  issue and sell its common securities, and senior preferred securities, if any, each representing undivided beneficial interests in its assets to Holding or a wholly owned direct or indirect subsidiary of Holding;

  •
  use the proceeds from the sale of its preferred and common securities to purchase intercompany securities, which will consist of a series of fixed income or preferred securities of Holding or an affiliate thereof;

  •
  reinvest from time to time the proceeds from the sale of its preferred and common securities in other fixed income securities of Holding or a subsidiary of Holding, so long as such reinvestment will not result in the LLC being required to register as an investment company under the Investment Company Act or cause any withholding taxes to be imposed by the United States or any taxing authority of or in the United States with respect to payments by the LLC or, if applicable, the Trust holding the LLC preferred securities;

  •
  distribute the cash payments it receives from the fixed income securities or preferred securities it owns to the holders of the preferred and common securities;

  •
  enter into and enforce the contingent guarantee for the benefit of the holders of its preferred securities; and

  •
  engage in other activities that are necessary or incidental to these purposes.

        For so long as the preferred securities remain outstanding, ABN AMRO Holding will covenant

  •
  that 100% of the common securities will be held by ABN AMRO Holding or a wholly owned direct or indirect subsidiary of ABN AMRO Holding which is deemed to be a "company controlled by the parent company" under Rule 3a-5, as amended, of the Investment Company Act of 1940;

  •
  to cause the LLC to remain a limited liability company and not to voluntarily dissolve, liquidate, wind up or be terminated, except as permitted by the LLC Agreement; and

  •
  to use its commercially reasonable efforts to ensure that the LLC will not be an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

        Unless otherwise specified in the applicable prospectus supplement, the common securities may be transferred to Holding or a wholly owned direct or indirect subsidiary of ABN AMRO Holding which is deemed to be a "company controlled by the parent company" under Rule 3a-5, as amended, of the Investment Company Act of 1940, provided that prior to such transfer the transferor has received an opinion of a nationally recognized law firm experienced in such matters to the effect that:

  •
  the LLC will continue to be treated as a partnership for United States federal income tax purposes and such transfer will not cause the LLC to be classified as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes;

  •
  the transfer will not cause the LLC or an affiliated Trust to be required to register under the Investment Company Act; and

  •
  the transfer will not adversely affect the limited liability of the holders of the preferred securities.

        Unless otherwise specified in the applicable prospectus supplement, the LLC Agreement will provide that: Each LLC's business and affairs will be conducted by its Board, which consist initially of four members. Holders of preferred securities issued by the LLC will be entitled to appoint two independent members of the Board if, for four consecutive dividend periods or any six dividend periods, dividends (whether declared or deemed to have been declared), and any additional amounts in respect of such dividends, have not been paid in full on the preferred securities by the LLC or by the applicable guarantor under the guarantee applicable to the holders of the LLC preferred securities or the holders of the affiliated Trust preferred securities. Furthermore, as described below under "Description of the Preferred Securities Guarantees", the holders of preferred securities issued by the LLC may also be entitled to elect an independent member of the Board to enforce the contingent guarantee.

        For so long as any preferred securities are outstanding, certain amendments of the LLC Agreement require the unanimous approval of all of the holders of the preferred securities, including any provisions with respect to the independent members of the Board that may be appointed by the holders of the preferred securities, enforcement of the conditional guarantee, the contingent distribution or dividends. Certain other amendments of the LLC Agreement require the approval by the affirmative vote of the holders of not less than 66 2/3% of the outstanding preferred securities.

        All officers and employees of the LLCs may also be officers or employees of one or more affiliates of ABN AMRO Holding.

        Each LLC will enter into a services agreement with ABN AMRO Holding or an affiliate.

        Holding, or an affiliate thereof, will pay all fees and expenses related to each LLC and the offering of the preferred securities and will pay all ongoing costs and expenses of each LLC, except each LLC's obligations under its preferred and common securities.

        The LLCs will not have any independent operations and exist solely for the reasons summarized above. Accordingly, the LLCs do not have separate financial statements. Holding files consolidated financial information regarding the LLCs.

        The location of the principal executive offices of each LLC is 135 South LaSalle Street, Chicago, Illinois 60603, and its telephone number is (312) 904-2000.

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by ABN AMRO Holding or the Bank will be used for general corporate purposes. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

        Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by LaSalle Funding will be used to provide funds to LaSalle Bank, an indirect, wholly owned subsidiary of the Bank, and its affiliates. We will invest in or loan to LaSalle Bank or one or more of its affiliates at least 85% of the net proceeds raised by selling securities of the Trusts pursuant to this prospectus and the applicable prospectus supplements as soon as practicable after receipt, but in no event later than six months after we receive the net proceeds. In the meantime, we may invest any funds held only in securities permitted under Rule 3a-5(a)(6) under the Investment Company Act.

        All of the proceeds from the sale of preferred securities by a Trust or an LLC will be invested in fixed income securities or preferred securities of ABN AMRO Holding or an affiliate. Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the fixed income securities or preferred securities will be used for general corporate purposes. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

ACCOUNTING TREATMENT

        There are no separate financial statements of the Bank, LaSalle Funding or the Trusts in this prospectus because these entities are, or will be treated as, subsidiaries of ABN AMRO Holding for financial reporting purposes. We do not believe the financial statements would be significant to the holders of the securities of these entities because:

  •
  Holding is a reporting company under the Exchange Act and owns, or will own, directly or indirectly, all of the voting interests of these entities;

  •
  Holding's consolidated financial statements contain the Bank's financial information, as described below;

  •
  LaSalle Funding, the Trusts and the LLCs do not have any independent operation and do not propose to engage in any activities other than issuing securities and investing the proceeds in debt securities of its affiliates; and

  •
  these entities' obligations under the securities will be fully and unconditionally guaranteed by Holding.

        Accordingly, these entities' financial statements will be included in the consolidated financial statements of ABN AMRO Holding. The Bank's financial information will be included in a footnote containing condensed consolidating financial information with separate columns for Holding, the Bank, other subsidiaries of Holding on a combined basis, together with other appropriate disclosure. The Trusts' or LLCs' preferred securities will be presented as a separate line item in the consolidated statements of financial condition of ABN AMRO Holding and appropriate disclosures about the Trusts' or LLCs' preferred securities will be included in the notes to the consolidated financial statements. For financial reporting purposes, ABN AMRO Holding will record distributions payable on the preferred securities as a component of interest expense in the consolidated statements of operations of ABN AMRO Holding.

        These entities are not currently subject to, and subsequent to the effectiveness of the registration statement that contains this prospectus will be exempt from, the information reporting requirements of the Exchange Act.

        In its future financial reports, Holding will:

  •
  include in its financial statements a footnote containing condensed consolidating financial information with separate columns for Holding, the Bank, other subsidiaries of Holding on a combined basis, and other appropriate disclosure;

  •
  present the preferred securities on its consolidated financial statements of financial condition as a separate line item and

  •
  include in a footnote to the financial statements disclosure that the sole assets of the Trusts and LLCs are the fixed income securities specifying the principal amount, interest rate and maturity date of the securities held.

CAPITAL STOCK OF ABN AMRO HOLDING N.V.

        Holding's authorized share capital consists of EUR 4,704,000,224 nominal value, which consists of:

  •
  4,000,000,400 ordinary shares, nominal value 0.56 EUR per share, of which 1,585,603,519 ordinary shares were outstanding as of December 31, 2002;

  •
  100,000,000 convertible preference shares, nominal value 2.24 EUR per share, each of which is convertible into four ordinary shares, subdivided into one series of 20,000,000 convertible preference shares and eight series of 10,000,000 convertible preference shares, of which 521,303 convertible preference shares were outstanding as of December 31, 2002; and

  •
  1,000,000,000 preference shares, nominal value 2.24 EUR per share, divided into one series of 400,000,000 preference shares and six series of 100,000,000 preference shares, of which 362,503,010 preference shares were outstanding as of December 31, 2002.

For additional information, see Item 10 "Additional Information—B. Memorandum and Articles of Association" of our 20-F for 2002.

DESCRIPTION OF PURCHASE CONTRACTS

        ABN AMRO Holding may issue purchase contracts for the purchase or sale of:

  •
  debt or equity securities issued by ABN AMRO Holding or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

  •
  currencies; or

  •
  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. ABN AMRO Holding may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require ABN AMRO Holding to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. ABN AMRO

Holding's obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, ABN AMRO Holding may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, ADSs or any combination of such securities. The applicable prospectus supplement will describe:

  •
  the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF WARRANTS

        ABN AMRO Holding may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between ABM AMRO Holding and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies, in which the price of such warrants will be payable;

  •
  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of any material United States Federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        The following is a summary of the material provisions of an Amended and Restated Deposit Agreement, which we refer to in this prospectus as the deposit agreement, among Holding, JPMorgan Chase Bank, as depositary, and the registered holders from time to time of the ADSs issued under the deposit agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the deposit agreement, a copy of which is included as Exhibit 4.27 to the registration statement of which this prospectus is a part.

        ADRs are issuable by the depositary pursuant to the terms of the deposit agreement. Each ADS represents, as of the date hereof, the right to receive one ordinary share deposited under the deposit agreement together with any additional ordinary shares deposited, and all other securities, property and cash received and held, under the deposit agreement at any time in respect of or in lieu of the deposited shares, which we refer to in this prospectus as the deposited securities, with the custodian, which is currently ABN AMRO Bank N.V. in Amsterdam. An ADR may evidence any number of ADSs. Only persons in whose names ADSs are registered on the books of the depositary will be treated by the depositary and Holding as holders of the ADSs.

Deposit, Transfer and Withdrawal

        In connection with the deposit of ordinary shares under the deposit agreement, the depositary or the custodian may require the following in form satisfactory to it:

  •
  a written order directing the depositary to execute and deliver to, or upon the written order of, the person or persons designated in the order an ADR or ADRs evidencing the number of ADSs representing the deposited ordinary shares, which we refer to in this prospectus as a delivery order;

  •
  proper endorsements or duly executed instruments of transfer in respect of the deposited ordinary shares;

  •
  instruments assigning to the custodian or its nominee any distribution on or in respect of the deposited ordinary shares or indemnity for the deposited ordinary shares; and

  •
  proxies entitling the custodian to vote the deposited ordinary shares until the deposited ordinary shares are registered in the name of the depositary or its nominee or the custodian or its nominee.

        As soon as practicable after the custodian receives deposited securities pursuant to any deposit or pursuant to the form of ADR, the custodian shall present the deposited securities for registration of transfer into the name of the depositary or its nominee or the custodian or its nominee, to the extent registration is practicable, at the cost and expense of the person making the deposit, or for whose benefit the deposit is made, and shall obtain evidence satisfactory to it of the registration. Deposited securities shall be held by the custodian for the account and to the order of the depositary at a place or places and in a manner as the depositary shall determine. Deposited securities may be delivered by the custodian to any person only under the circumstances expressly contemplated in the deposit agreement.

        After any deposit of ordinary shares, the custodian shall notify the depositary of the deposit and of the information contained in any related delivery order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving this notice from the custodian, the depositary, subject to the terms and conditions of the deposit agreement, shall execute and deliver at the transfer office of the depositary, to or upon the order of any person named in the notice, an ADR or ADRs registered as requested and evidencing the aggregate number of ADSs to which the person is entitled.

        Subject to the terms and conditions of the deposit agreement, the depositary may issue ADRs for delivery at the transfer office only against deposit with the custodian of:

  •
  ordinary shares in form satisfactory to the custodian;

  •
  rights to receive ordinary shares from Holding or any registrar, transfer agent, clearing agent or other entity recording ordinary share ownership or transactions; or

  •
  other rights to receive ordinary shares until the ordinary shares are actually deposited pursuant to the above, which we refer to in this prospectus as pre-released ADRs, only if:

  •
  pre-released ADRs are fully collateralized, marked to market daily, with cash or U.S. government securities held by the depositary for the benefit of holders the ADRs, but this collateral shall not constitute deposited securities,

  •
  each recipient of pre-released ADRs agrees in writing with the depositary that the recipient:

  •
  owns the ordinary shares,

  •
  assigns all beneficial right, title and interest in the ordinary shares to the depositary for the benefit of the holders of the ADSs,

  •
  holds the ordinary shares for the account of the depositary and

  •
  will deliver the ordinary shares to the custodian as soon as practicable and promptly upon demand for the ordinary shares, and

  •
  all pre-released ADRs evidence not more than 20% of all ADSs, excluding those evidenced by pre-released ADRs, except to the extent that the depositary, in its sole discretion, determines that unusual market conditions require the issuance of pre-released ADRs in addition to 20% of all of these ADSs.

        The depositary may retain for its own account any earnings on collateral for pre-released ADRs and its charges for their issuance. At the request, risk and expense of the person depositing ordinary shares, the depositary may accept deposits together with other specified instruments for forwarding to the custodian and may deliver ADRs at a place other than its office. Every person depositing ordinary shares under the deposit agreement shall represent and warrant that the ordinary shares are validly issued and outstanding, fully paid and free of pre-emptive rights, that the person making the deposit is authorized so to do and that the shares:

  •
  are not "restricted securities" as that term is defined in Rule 144 under the Securities Act unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States, or

  •
  have been registered under the Securities Act.

        These representations and warranties shall survive the deposit of ordinary shares and issuance of ADRs. The depositary will not knowingly accept for deposit under the deposit agreement any ordinary shares required to be registered under the Securities Act and not so registered. The depositary may refuse to accept for deposit any ordinary shares identified by Holding in order to facilitate Holding's compliance with the Securities Act.

        Subject to the terms and conditions of the deposit agreement, upon surrender of an ADR in form satisfactory to the depositary at its transfer office, a holder of ADSs is entitled to delivery at the custodian's office of the deposited securities at the time represented by the ADSs evidenced by the ADR. At the request, risk and expense of the holder of the ADRs, the depositary may deliver the deposited securities at any other place as may have been requested by the holder. Notwithstanding any other provision of the deposit agreement or the ADR, the withdrawal of deposited securities may be restricted only under limited circumstances as set forth in the Securities Act, which provides that the holder of the ADRs is entitled to withdraw the deposited securities at any time subject only to:

  •
  temporary delays caused by closing transfer books of the depositary or Holding of the deposited securities or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends,

  •
  the payment of fees, taxes, and similar charges, and

  •
  compliance with any laws or governmental regulations relating to ADSs or to the withdrawal of deposited securities.

Distributions on Deposited Securities

        Subject to the terms and conditions of the deposit agreement, to the extent practicable, the depositary will distribute by mail to each holder on the record date set by the depositary at the holder's address shown on the ADR register, in proportion to the number of deposited securities, on which the following distributions on deposited securities are received by the custodian, represented by ADSs evidenced by the holder's ADRs:

  •
  Cash. Any U.S. dollars available to the depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion of a distribution authorized in the deposit agreement, on an averaged or other practicable basis, subject to:

  •
  appropriate adjustments for taxes withheld,

  •
  the distribution being impermissible or impracticable with respect to certain Holders, and

  •
  deduction of the Depositary's expenses in:

  •
  converting any foreign currency to U.S. dollars by sale or in any other manner as the depositary may determine, to the extent that it determines that the conversion may be made on a reasonable basis,

  •
  transferring foreign currency to U.S. dollars to the United States by means as the depositary may determine, to the extent that it determines that the transfer may be made on a reasonable basis,

  •
  obtaining any approval or license of any governmental authority required for the conversion or transfer, to the extent obtainable at a reasonable cost and within a reasonable time, and

  •
  making any sale by public or private means in any commercially reasonable manner.

  •
  Shares of Stock.

    •
    Additional ADRs evidencing whole ADSs representing any ordinary shares available to the depositary resulting from a dividend or free distribution on deposited securities consisting of ordinary shares, which we refer to in this prospectus as a Share Distribution, and

    •
    U.S. dollars available to it resulting from the net proceeds of sales of ordinary shares received in a share distribution, which ordinary shares would give rise to fractional ADSs if additional ADRs were issued for the ordinary shares, as in the case of cash.

  •
  Rights.

    •
    Warrants or other instruments, in the discretion of the depositary, representing rights to acquire additional ADRs in respect of any rights to subscribe for additional ordinary shares or rights of any nature available to the depositary as a result of a distribution on deposited securities, which we refer to in this prospectus as rights, to the extent that

        Holding timely furnishes to the depositary evidence satisfactory to it that it may lawfully distribute the same, or

      •
      to the extent Holding does not furnish this evidence and sales of rights are practicable, any U.S. dollars available to the depositary from the net proceeds of sales of rights as in the case of cash, or

      •
      to the extent Holding does not furnish this evidence and sales cannot practicably be accomplished by reason of the non-transferability of the rights, limited markets for the rights, their short duration or otherwise, nothing, and any rights may lapse.

  •
  Other Distributions.

    •
    Securities or property available to the depositary resulting from any distribution on deposited securities other than cash, share distributions and rights, which we refer to in this prospectus as other distributions, by any means that the depositary may deem equitable and practicable, or

    •
    to the extent the depositary deems distribution of securities or property not to be equitable and practicable, any U.S. dollars available to the depositary from the net proceeds of sales of other distributions as in the case of cash. U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents, any fractional cents being withheld without liability for interest and added to future cash distributions.

        To the extent that the depositary determines in its discretion that any distribution is not practicable with respect to any holder, the depositary may make the distribution as it determines is practicable, including the distribution of foreign currency, securities or property, or appropriate documents evidencing the right to receive foreign currency, securities or property, or the retention thereof as deposited securities with respect to such holder's ADRs without liability for interest thereon or the investment thereof.

Disclosure of Interests

        To the extent that the provisions of or governing any deposited securities may:

  •
  require disclosure of, or impose limits on, beneficial or other ownership of deposited securities, ordinary shares and other securities, and

  •
  may provide for blocking transfer, voting or other rights to enforce this disclosure or limits,

holders and all persons holding ADRs agree to comply with all disclosure requirements and ownership limitations and to cooperate with the depositary in the depositary's compliance with any instructions from Holding in respect of disclosure requirements and ownership limitations. The depositary will use reasonable efforts to comply with all of Holding's instructions, as well.

Record Dates

        The depositary shall, after consultation with Holding if practicable, fix a record date, which shall be as near as practicable to any corresponding record date set by Holding, for the determination of the holders of ADSs who shall be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters, and only these holders shall be so entitled.

Voting of Deposited Securities

        As soon as practicable after receipt from Holding of notice of any meeting or solicitation of consents or proxies of holders of ADSs or other deposited shares, the depositary shall mail to holders of ADSs a notice stating:

  •
  the information contained in the notice and any solicitation materials,

  •
  that each holder of ordinary shares on the record date set by the depositary will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by the holder's ADRs, and

  •
  the manner in which the instructions may be given, including instructions to give a discretionary proxy to a person designated by Holding.

        Upon receipt of instructions of a holder of ordinary shares, on the record date in the manner and on or before the date established by the depositary for this purpose, the depositary shall endeavor, insofar as practicable and permitted under the provisions of or governing the deposited securities, to vote or cause to be voted, or to grant a discretionary proxy to a person designated by Holding to vote, the deposited securities represented by the ADSs evidenced by that holder's ADRs in accordance with the holder's instructions. The depositary will not itself exercise any voting discretion in respect of any deposited securities.

Inspection of Transfer Books

        The deposit agreement provides that the depositary will keep books at its transfer office for the registration, registration of transfer, combination and split-up of ADSs, which, at all reasonable times, will be open for inspection by the holders of ADSs and Holding for the purpose of communicating with these holders in the interest of the business of Holding or a matter related to the deposit agreement.

Reports and Other Communications

        On or before the first date on which Holding makes any communication available to holders of deposited securities by publication or otherwise or publicly files or submits any communication to any securities regulatory authority or stock exchange, Holding shall transmit to the depositary a copy of the communication in English or with an English translation or summary to the extent required under the Exchange Act. The deposit agreement, the provisions of or governing the deposited securities and any written communications from Holding, which are received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by holders of ADSs at the offices of the depositary and the custodian and at the depositary's transfer office. The depositary will mail copies of these communications, or English translations or summaries of the communications, to holders of ADSs when furnished by Holding.

        In connection with any registration statement under the Securities Act relating to the ADSs or with any undertaking contained in the registration statement, Holding and the depositary shall each furnish to the other and to the SEC or any successor governmental agency the necessary information to make these filings or comply with the undertakings. Holding has delivered to the depositary, the custodian and any transfer office, a copy of all provisions of or governing the ordinary shares and any other deposited securities issued by Holding or any affiliate of Holding and, promptly upon any change thereto, Holding shall delver to the depositary, the custodian and any transfer office, a copy, in English or with an English translation, of the provisions as changed. The depositary and its agent may rely upon Holding's delivery of these changes for all purposes of the deposit agreement.

Changes Affecting Deposited Securities

        Generally, the depositary may, in its discretion, amend the form of ADR or distribute additional or amended ADRs, with or without calling the ADRs for exchange, or cash, securities or property on the record date set by the depositary to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, any share distribution or other distribution not distributed to holders of ADSs or any cash, securities or property available to the depositary in respect of deposited securities from, and in the deposit agreement, the depositary is authorized to surrender any deposited securities to any person and to sell by public or private sale any property received in connection with, any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of the assets of Holding. Additionally, to the extent the depositary does not amend the ADRs or make a distribution to the holders of the ADSs to reflect any of the above, or the net proceeds, whatever cash, securities or property results from any of the above shall constitute deposited securities and each ADS evidenced by the ADRs shall automatically represent its pro rata interest in the deposited securities as then constituted.

Amendment and Termination of Deposit Agreement

        Generally, the ADRs and the deposit agreement may be amended by Holding and the depositary. However, any amendment that imposes or increases any fees or charges, other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other similar expenses, or that shall otherwise prejudice any substantial existing right of the holders of ADSs, shall become effective 30 days after notice of the amendment has been given to the holders. Every holder of an ADR at the time any amendment to the deposit agreement becomes effective shall be deemed, by continuing to hold the ADR, to consent and agree to the amendment and to be bound by the deposit agreement as amended. In no event shall any amendment impair the right of the holder of any ADR to surrender the ADR and receive the deposited securities represented by the ADR, except in order to comply with mandatory provisions of applicable law.

        The depositary shall, at the written direction of Holding, terminate the deposit agreement and the ADRs by mailing notice of termination to the holders of ADSs at least 30 days prior to the date fixed in the notice for termination. The depositary may terminate the deposit agreement, after giving this notice at any time 30 days after the depositary has delivered to Holding its written resignation. However, no successor depositary may be appointed or accept its appointment before the end of this 30 day period. After the date fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement and the ADRs, except:

  •
  to advise holders of the ADSs of the termination,

  •
  receive and hold, or sell, distributions on the deposited securities, and

  •
  deliver the deposited securities being withdrawn.

        As soon as practicable after the expiration of six months from the date fixed for termination, the depositary shall sell the deposited securities and shall thereafter and as long as it may lawfully do so hold in a segregated account the net proceeds of these sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of the ADRs not already surrendered. After making this sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for the net proceeds and other cash. After the date fixed for termination, Holding shall be discharged from all obligations under the deposit agreement, except for its obligations to the depositary and its agents.

Charges of Depositary

        The depositary may charge each person to whom ADRs are issued against deposits of ordinary shares, including deposits in respect of share distributions, rights and other distributions, and each person surrendering ADRs for withdrawal of deposited securities, $5.00 for each 100 ADSs or portion of ADSs evidenced by the ADRs delivered or surrendered. The depositary may sell by public or private sale sufficient securities and property received in respect of share distributions, rights and other distributions prior to the deposit to pay this charge. Holding will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, pursuant to agreements from time to time between Holding and the depositary, except:

  •
  stock transfer or other taxes and other governmental charges, which are payable by the holders of the ADSs or persons depositing ordinary shares;

  •
  cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or holders delivering, ordinary shares, ADRs or deposited securities, which are payable by these persons or holders of ADSs;

  •
  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities, which are payable by persons depositing ordinary shares or holders of ADSs withdrawing deposited securities; there are no similar fees in respect of the ordinary shares as of the date of the deposit agreement; and

  •
  expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars, which are paid out of the foreign currency.

Liability of Holders for Taxes

        If any tax or other governmental charge shall become payable by or on behalf of the custodian or the depositary with respect to the ADRs, any deposited securities represented by the ADSs evidenced by the ADRs, or any distribution on the ADSs, this tax or other governmental charge shall be paid by the holder of the ADRs to the depositary. The depositary may refuse to effect any registration, registration of transfer, split-up or combination of ADRs or, generally, any withdrawal of the deposited securities until this payment is made. The depositary may also deduct from any distributions on or in respect of deposited securities, or may sell by public or private sale in a commercially reasonable manner for the account of the holder of the ADRs any part or all of the deposited securities, after attempting by reasonable means to notify the holder of the ADRs prior to that sale. The depositary may apply this deduction or the proceeds of any sale in payment of the tax or other governmental charge and shall reduce the number of ADSs evidenced by the ADRs to reflect any sales of deposited securities. The holder of the ADRs shall remain liable for any deficiency. In connection with any distribution to holders of ADSs, Holding or its agent will remit to the appropriate governmental authority or agency all amounts, if any, required to be withheld and owing to that governmental authority or agency by Holding. The depositary and the custodian will remit to the appropriate governmental authority or agency all amounts, if any, required to be withheld and owing to that authority or agency by the depositary or the custodian. The depositary shall forward to Holding or its agent the information from its records as Holding may reasonably request to enable Holding or its agent to file necessary reports with governmental authorities or agencies. If the depositary determines that any distribution in property other than cash, including ordinary shares or rights, on deposited securities is subject to any tax that the depositary or the custodian is obligated to withhold, the depositary may dispose of all or a portion of the property in amounts and in the manner as the depositary deems necessary and practicable to pay the taxes, by public or private sale in a commercially reasonable manner. The depositary shall distribute the net proceeds of any sale or the balance of any property after deduction of the taxes to the holders of the ADSs entitled to the proceeds or property.

General Limitations

        The depositary, Holding, their respective agents and each of them shall:

  •
  incur no liability if any present or future law, regulation of any country or of any governmental or regulatory authority or stock exchange, the provisions of or governing any deposited security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by it, or by reason of any exercise or failure to exercise any discretion given it in the deposit agreement or the ADRs;

  •
  assume no liability except to perform its obligations to the extent they are specifically set forth in the ADRs and the deposit agreement without gross negligence or bad faith;

  •
  except in the case of Holding and its agents be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs;

  •
  in the case of Holding and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which, in its opinion, may involve it in expense or liability, unless indemnity satisfactory to it against all expense, including fees and disbursements of counsel, and liability be furnished as often as may be required; or

  •
  not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs, or any other person believed by it in good faith to be competent to give this advice or information.

        The depositary, Holding and their respective agents may relay and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, provided that any omission is in good faith, for the manner in which any vote is cast, provided that the act is in good faith, or for the effect of any vote, provided that the action or omission is in good faith. The depositary and its agents may own and deal in any class of securities of Holding and its affiliates and in ADRs. Holding has agreed to indemnify the depositary and its duly authorized agents under specified circumstances and the depositary and its authorized agents have agreed to indemnify Holding against losses incurred by Holding to the extent the losses are due to negligence or bad faith. No disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

        Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect of the ADRs, or, generally, the withdrawal of any deposited securities, Holding, the depositary or the custodian may require:

  •
  payment with respect to the ADRs of:

  •
  any stock transfer or other tax or other governmental charge,

  •
  any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other deposited securities upon any applicable register and

  •
  any applicable charges as provided in the deposit agreement;

  •
  the production of proof satisfactory to it of:

  •
  the identity and genuineness of any signature and

    •
    any other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing the deposited securities and terms of the deposit agreement and the ADRs, in each case as it may deem necessary or proper; and

  •
  compliance with regulations as the depositary may establish consistent with the deposit agreement.

        At the written request and expense of Holding, the depositary shall provide Holding with copies of the information the depositary receives pursuant to the production of proof above. The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the terms of the deposit agreement, the withdrawal of deposited securities may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when this type of action is deemed advisable by the depositary or Holding.

Governing Law

        The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York.

Depositary

        The depositary is JPMorgan Chase Bank, a New York banking corporation, which has its principal office located in New York, New York.

DESCRIPTION OF DEBT SECURITIES

        We, the Bank, or LaSalle Funding may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Holding's senior debt securities would be issued under a senior indenture, between Holding and a trustee to be named in the appropriate prospectus supplement. Holding's subordinated debt securities would be issued under a subordinated indenture between Holding and a trustee to be named in the appropriate supplemental indenture. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

        LaSalle Funding's and the Bank's senior debt securities would be issued under a senior indenture between that entity, Holding, as guarantor, and a trustee to be named in the appropriate prospectus supplement. LaSalle Funding's or the Bank's subordinated debt securities, as the case may be, would be issued under a subordinated indenture between that entity, Holding, as guarantor, and a trustee to be named in the appropriate prospectus supplement.

        All of the indentures are sometimes referred to in this prospectus collectively as the "indentures" and each, individually, as an "indenture." All senior indentures are sometimes referred to in this prospectus collectively as the "senior indentures" and each, individually, as a "senior indenture." All subordinated indentures are sometimes referred to in this prospectus collectively as the "subordinated indentures" and each, individually, as a "subordinated indenture." The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

        Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indentures.

General

        The senior debt securities will be the issuer's direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of the issuer's other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer with respect to such series, as described below under "Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement.

Payments

        The issuer may issue debt securities from time to time in one or more series. The provisions of the indentures allow the issuer to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. The issuer may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

        Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

  •
  the specific designation;

  •
  the aggregate principal amount, purchase price and denomination;

  •
  the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

  •
  the date of maturity;

  •
  the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

  •
  the interest payment dates, if any;

  •
  the place or places for payment of the principal of and any premium and/or interest on the debt securities;

  •
  any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

  •
  whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

  •
  whether we will issue the debt securities in definitive form and under what terms and conditions;

  •
  the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

  •
  information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

  •
  any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

  •
  any applicable United States federal income tax consequences and Netherlands income tax consequences, including, but not limited to:

  •
  whether and under what circumstances the issuer will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

  •
  tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

  •
  tax considerations applicable to any debt securities denominated and payable in foreign currencies;

  •
  whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

  •
  any applicable selling restrictions; and

  •
  any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations relating attributes required for the debt securities to be afforded certain capital treatment for bank regulatory or other purposes.

        Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to federal income tax, accounting, and other special considerations applicable to these.

Registration and Transfer of Debt Securities

        Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. The issuer will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

        Each indenture provides holders of debt securities with remedies if the issuer and/or guarantor, as the case may be, fails to perform specific obligations, such as making payments on the debt securities, or if the issuer and/or guarantor, as the case may be, becomes bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

        An event of default is defined under the indentures, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as event of default, having occurred and be continuing:

  •
  default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

  •
  the issuer and/or guarantor, as the case may be, fails to perform or observe any of its other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

  •
  issuer's and/or guarantor's, as the case may be, bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law (including Chapter X of the Act on the Supervision of the Credit System (Wet toezicht kredietwezen 1992) of The Netherlands);

  •
  an order is made or an effective resolution is passed for the winding up or liquidation of the issuer and/or guarantor, as the case may be; or

  •
  any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

        Each indenture provides that, unless otherwise set forth in a supplemental indenture:

  •
  if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of the issuer and/or guarantor, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the issuer and guarantor, as the case may be, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

  •
  if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of the issuer and/or the guarantor, as the case may be, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

  •
  if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to the issuer and/or guarantor, as the case may be, may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

        In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

        Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

        Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

  •
  the holder must have previously given written notice to the trustee of the continuing default;

  •
  the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

  •
  requested the trustee to institute that action and

  •
  offered the trustee reasonable indemnity;

  •
  the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

        Each indenture contains a covenant that the issuer and guarantor, if applicable, will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

        The issuer has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions:

        Discharge of Indenture.    The issuer may discharge all of its obligations, other than as to transfers and exchanges, under the indenture after it has:

  •
  paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

  •
  delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

  •
  irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

        Defeasance of a Series of Securities at Any Time.    The issuer may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. The issuer may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

        Defeasance or covenant defeasance may be effected only if, among other things:

  •
  the issuer irrevocably deposits with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

  •
  the issuer delivers to the relevant trustee an opinion of counsel to the effect that:

  •
  the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

  •
  the defeasance or covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

        Modification without Consent of Holders.    The issuer and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

  •
  secure any debt securities;

  •
  evidence the assumption by a successor corporation of our obligations;

  •
  add covenants for the protection of the holders of debt securities;

  •
  cure any ambiguity or correct any inconsistency;

  •
  establish the forms or terms of debt securities of any series; or

  •
  evidence the acceptance of appointment by a successor trustee.

        Modification with Consent of Holders.    Each issuer and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, the issuer and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

  •
  extend the final maturity of the security;

  •
  reduce the principal amount;

  •
  reduce the rate or extend the time of payment of interest;

  •
  reduce any amount payable on redemption;

  •
  change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

  •
  modify or amend the provisions for conversion of any currency into another currency;

  •
  reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

  •
  alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

  •
  impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

  •
  reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture.

Form of Debt Security

        Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

  •
  in registered form, where the issuer's obligation runs to the holder of the security named on the face of the security or

  •
  in bearer form, where the issuer's obligation runs to the bearer of the security.

        Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

        Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

        Registered Global Securities.    The issuer may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture.

        Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the issuer, the guarantor, if applicable, the trustee or any other agent of the issuer, guarantor or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the issuer within 90 days, the issuer will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the issuer may, at any time and in its sole discretion, decide not to have any of the securities represented by one or more registered global securities. If the issuer makes that decision, it will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

        Bearer Global Securities.    The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

        Limitations on Issuance of Bearer Securities.    In compliance with United States federal income tax laws and regulations, bearer securities, including bearer securities in global form, will not be offered, sold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, selling agents or dealers participating in the offerings of bearer securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer securities or during the restricted period with respect to the bearer notes as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7), which we refer to in this prospectus as the restricted period, offer, sell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above. In addition, any underwriters, selling agents or dealers must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities are aware of the above restrictions on the offering, sale or delivery of bearer securities.

        Bearer securities, other than temporary global debt securities and bearer securities that satisfy the requirements of United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(iii), and any coupons appertaining to these securities, will not be delivered in definitive form, and no interest will be paid on these securities, unless the issuer has received a signed certificate in writing or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of that certificate the bearer security:

  •
  is owned by a person that is not a United States person;

  •
  is owned by a United States person that:

  •
  is a foreign branch of a United States financial institution, as defined in applicable United States Treasury Regulations, which we refer to in this prospectus as a financial institution, purchasing for its own account or for resale, or

  •
  is acquiring the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through that financial institution through that date, and in either of these cases, each of those United States financial institutions agrees, on its own behalf or through its agent, that the issuer may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986 and the regulations thereunder; or

  •
  is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, in addition, if the owner of the bearer security is a United States or foreign financial institution described in this clause, whether or not also described in the first or second clause above, the financial institution certifies that it has not acquired the bearer security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

        We will make payments on bearer securities only outside the United States and its possessions except as permitted by the above regulations. Bearer securities, other than temporary global securities, and any coupons issued with bearer securities, will bear the following legend:

    Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.

        The sections referred to in this legend provide that, with exceptions, a United States person who holds the bearer security or coupon will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer security or coupon.

        As used herein, United States person means a citizen or resident of the United States for United States federal income tax purposes, a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, or any state of the United States or the District of Columbia, or an estate or a trust the income of which is subject to United States federal income taxation regardless of its source. In addition, some trusts treated as United States persons before August 20, 1996 may elect to continue to be so treated to the extent provided in the Treasury Regulations.

Guarantee

        ABN AMRO Holding or ABN AMRO Bank will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by LaSalle Funding. Debt securities and guarantees issued by ABN AMRO Bank will be fully and unconditionally guaranteed by ABN AMRO Holding. The guarantee is set forth in, and forms part of, the indenture under which the debt securities will be issued. If, for any reason, LaSalle Funding or the Bank, as the case may be, does not make any required payment in respect of its debt securities when due, the guarantor will cause the payment to be made to or to the order of the trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture, and on a subordinated basis to the extent the guaranteed debt securities are issued under the subordinated indenture. The extent to which the guarantee is subordinated to other indebtedness of the guarantor will be substantially the same as the extent to which the subordinated debt issued by the issuer is subordinated to the other indebtedness of the issuer as described below under "—Subordination of the Subordinated Debt Securities." The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing any other person or entity.

Subordination of the Subordinated Debt Securities

        Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

  •
  any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or

  •
  any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

  •
  any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer,

then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities. This payment may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

        By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer.

        Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

        No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

  •
  if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

  •
  if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

        The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer's other obligations.

        The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

        The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

        Information about the indenture trustee will be set forth by amendment hereof or in the applicable prospectus supplement. The trustee under one indenture may also serve as trustee under some or all of the other indentures, and may also serve as property trustee and guarantee trustee with respect to the preferred securities issued by the ABN AMRO Capital Funding Trusts. We and our subsidiaries may maintain ordinary banking relationships and custodial facilities with the trustee and affiliates of the trustee.

DESCRIPTION OF TRUST PREFERRED SECURITIES

        The trust preferred securities will be issued pursuant to an amended and restated trust agreement between LaSalle Funding, the trustees of the trust and the holders from time to time of the trust's preferred and common securities. LaSalle Funding may assign all of its rights and obligations under one or more of the trust agreements to Holding or a direct or indirect wholly owned subsidiary of Holding. The amended and restated trust agreement will be executed at the time we issue any preferred securities and will be filed with the SEC on Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part. The amended and restated trust agreement may be qualified under the Trust Indenture Act of 1939, as amended. The terms of the trust securities will include those stated in the amended and restated trust agreement and those made part of the amended and restated trust agreement by reference to the Trust Indenture Act. The specific terms of the preferred securities will be described in the applicable supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to those preferred securities.

General

        Each trust agreement will authorize the regular trustees to issue on behalf of the applicable Trust, referred to in this section collectively as a trust, one series of preferred securities that have the terms described in a prospectus supplement. The proceeds from the sale of a trust's preferred and common securities will be used by the trust to purchase either a series of fixed income securities or preferred securities from Holding or an affiliate thereof, including an LLC. Such securities are referred to in this prospectus as intercompany securities. The intercompany securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities issued by the trust.

        Unless otherwise set forth in the applicable prospectus supplement, the trust preferred securities will be perpetual and non-cumulative. The terms of the preferred securities issued by the trust will mirror the terms of the intercompany securities held by the trust, and the trust will pass through the payments it receives on the intercompany securities. Such payments will be used to make payments on, or redeem, the trust preferred securities in accordance with the trust agreement as described in the applicable prospectus supplement. The assets of the trust available for distribution to the holders of its preferred securities generally will be limited to payments from the issuer of the intercompany securities held by the trust. If the issuer of the intercompany securities fails to make a payment on the intercompany securities, the trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

        Under the securities guarantee of the trust's preferred securities, Holding or the Bank, as guarantor, will agree to make payments of distributions and payments on redemption or liquidation with respect to the Trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. Where the intercompany securities are not preferred shares issued by an ABN AMRO Capital Funding LLC, the trust will itself enter into a contingent guarantee with Holding or Bank, enforceable, as described below under "Description of the Preferred Securities Guarantees," in connection with certain failure by the applicable guarantor to pay under the guarantee applicable to the holders of the preferred securities issued by the trust.

        The preferred securities guarantees, when taken together with the obligations of the issuer under intercompany securities, any contingent guarantee and related agreements, will provide a full and unconditional guarantee by ABN AMRO Holding or the Bank of amounts due on the preferred securities issued by the trust.

        It is intended that the trust will be capable of issuing preferred securities that qualify as Tier 1 capital for Holding or Bank, in accordance with the laws of The Netherlands and other applicable rules and regulations. The prospectus supplement relating to the preferred securities of the trust will describe the specific terms of the preferred securities, including:

  •
  the name of the preferred securities;

  •
  the dollar amount and number of securities issued;

  •
  the annual distribution rate, or method of determining the rate, of distributions on the preferred securities, and date or dates from which any distributions will accrue;

  •
  the payment date and the record date used to determine the holders who are to receive distributions;

  •
  the right, if any, to defer distributions on the preferred securities upon extension of the payment periods of the related intercompany securities;

  •
  the trust's obligation, if any, to redeem or purchase the preferred securities and the terms and conditions on which the preferred securities may be redeemed or purchased;

  •
  the terms and conditions, if any, on which the preferred securities may be redeemed at the trust's option or at the option of the holders;

  •
  the terms and conditions, if any, upon which the related intercompany securities may be distributed to holders of the preferred securities;

  •
  the voting rights, if any, of the holders of the preferred securities;

  •
  whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements;

  •
  circumstances under which the trust will be dissolved, and provisions relating to liquidation and distribution upon dissolution;

  •
  circumstances that constitute an event of default, and the consequences thereof;

  •
  restrictions on, and conditions for, merger and amalgamation of the trust;

  •
  restrictions on the right to amend the trust agreement following issuance of any securities by the trust;

  •
  restrictions and requirements for the removal and replacement of trustees; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

        The prospectus supplement may also describe the relevant United States federal income tax and ERISA considerations applicable to the purchase, holding and disposition of the preferred securities of the trust.

Information Concerning the Property Trustee

        For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only the duties as are specifically set forth in the trust agreement and, after an event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the trust agreement at the request of any holder of the preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

        The property trustee which may be the property trustee for each ABN AMRO Capital Funding Trust, also may serve as the guarantee trustee under the preferred securities guarantee described below. We and some of our and its affiliates may maintain banking relationships with the trustee.

Miscellaneous

        The regular trustees of each ABN AMRO Capital Funding Trust will be authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  •
  it will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

  •
  the intercompany securities held by it will be treated as indebtedness of us or the holder of the trust's common securities, as the case may be, for United States federal income tax purposes; and

  •
  it will not be deemed to be an investment company required to be registered under the Investment Company Act.

        The issuer of the related intercompany securities and the trustees of the trust will be authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or trust agreement, that the issuer of the related intercompany securities and the trustees of the trust determine to be necessary or desirable for the above purposes.

        Registered holders of the preferred securities will have no preemptive or similar rights.

        No ABN AMRO Capital Funding Trust may incur indebtedness or place a lien on any of its assets.

Governing Law

        The trust agreement and the preferred securities will be governed by the laws of the State of Delaware.

Guarantee

        The payment obligations with respect to the preferred securities issued by any ABN AMRO Capital Funding Trust hereunder will be fully and unconditionally guaranteed by ABN AMRO Holding or the Bank as described below under "Description of the Preferred Securities Guarantees." Guarantees issued by ABN AMRO Bank will be fully and unconditionally guaranteed by ABN AMRO Holding.

DESCRIPTION OF LLC PREFERRED SECURITIES

        The LLC preferred securities will be issued pursuant to an amended and restated LLC Agreement between the holders from time to time of the LLC's preferred and common securities. The amended and restated LLC Agreement will be executed at the time the LLC issues any preferred securities and will be filed with the SEC on Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part. The amended and restated LLC Agreement may be qualified under the Trust Indenture Act of 1939, as amended. The terms of the preferred securities will include those stated in the amended and restated LLC Agreement and those made part of the amended and restated LLC Agreement by reference to the Trust Indenture Act. The specific terms of the preferred securities will be described in the applicable supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to those preferred securities.

        Each LLC will issue limited liability company interests consisting of common securities, and one or more series of preferred securities. A series of preferred securities will either be of a class with certain senior rights, referred to as senior preferred securities, or a class that does not have such rights, referred to as junior preferred securities. The LLC Agreement will authorize the LLC to issue the junior preferred securities, either to an ABN AMRO Capital Funding Trust or otherwise, and the common securities and senior preferred securities initially to Holding or one or more wholly owned subsidiaries of Holding. Unless otherwise set forth in the applicable prospectus supplement, the LLC preferred securities will be perpetual and non-cumulative.

        The proceeds from the sale of the preferred and common securities will be used by the LLC to purchase either a series of fixed income securities or preferred securities from Holding or an affiliate thereof. Such securities are referred to in this prospectus as intercompany securities.

        Under the securities guarantee of the LLC's preferred securities, Holding or the Bank, as guarantor, will agree to make payments of distributions and payments on redemption or liquidation with respect to the LLC's preferred securities. The LLC will itself enter into a contingent guarantee with Holding or Bank, enforceable, as described below under "Description of the Preferred Securities Guarantees," in connection with certain failure by the applicable guarantor to pay under the guarantee applicable to the holders of the preferred securities issued by the LLC or, where the preferred securities are issued to an ABN AMRO Captial Funding Trust, failure to pay under the guarantee applicable to the holders of the preferred securities issued by such trust.

        The preferred securities guarantees, when taken together with the obligations of the issuer under intercompany securities, any contingent guarantee and related agreements, will provide a full and unconditional guarantee by ABN AMRO Holding or the Bank of amounts due on the preferred securities issued by the LLC.

        It is intended that the LLC will be capable of issuing preferred securities that qualify as Tier 1 capital for Holding or Bank, in accordance with the laws of The Netherlands and other applicable rules and regulations. In a offering of securities intended to qualify for Tier 1 treatment by Holding or the Bank, unless otherwise specified in the applicable prospectus supplement, the holders of the junior preferred securities will be afforded liquidation and dividend payments similar to those of Tier 1 eligible preferred securities, with economic terms substantially similar to those of the junior preferred securities, that could be issued directly by Holding or the Bank. The prospectus supplement relating to the preferred securities of the LLC will describe the specific terms of the preferred securities, including:

  •
  the designations of the LLC preferred securities;

  •
  the number and liquidation preference of the LLC preferred securities;

  •
  the relative rights of the securities issued by the LLC;

  •
  the dividend rate, or method of determining rate, and date or dates from which any dividends will accumulate;

  •
  whether the dividend will be non-cumulative;

  •
  any limitations on the LLC's authorization to declare dividends on the one or more series of LLC preferred securities, and the criteria for determining whether and to what extent the LLC will be required to pay dividends on its preferred securities;

  •
  the LLC's obligation, if any, to redeem or purchase the preferred securities and the terms and conditions on which the preferred securities may be redeemed or purchased;

  •
  the terms and conditions, if any, on which the preferred securities may be redeemed at the LLC's option or at the option of the holders;

  •
  the terms and conditions, if any, upon any conversion or exchange of preferred securities of the LLC into other securities, including shares of Holding;

  •
  the voting rights, if any, of the holders of the LLC's securities;

  •
  whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements;

  •
  whether and to what extent the LLC will be required to pay any additional amounts in respect of withholding tax or other taxes;

  •
  the right, if any, of the LLC to change the dividend preference of the preferred securities;

  •
  circumstances under which the LLC will be dissolved, and provisions relating to liquidation and distribution upon dissolution;

  •
  circumstances that constitute an event of default, and the consequences thereof;

  •
  restrictions on, and conditions for, merger and amalgamation of the LLC;

  •
  restrictions on the right to amend the LLC Agreement following issuance of any securities by the LLC; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

        The prospectus supplement may also, if relevant, describe the relevant United States federal income tax and ERISA considerations applicable to the purchase, holding and disposition of the preferred securities.

Miscellaneous

        Unless otherwise set forth in the applicable supplement to this prospectus, the Board of each LLC will be authorized and directed to conduct the affairs of the LLC in such a way that (i) the LLC will not be deemed to be required to register under the Investment Company Act and (ii) the LLC will not be treated as an association or as a "publicly traded partnership" (within the meaning of Section 7704 of the Code) taxable as a corporation for United States federal income tax purposes. In this connection, the Board of each LLC will be authorized to take any action, not inconsistent with applicable law or the LLC Agreement, that the Board determines in its discretion to be necessary or desirable for such purposes, so long as such action does not adversely affect the interests of the holders of the junior preferred securities. Any amendment of the applicable LLC Agreement relating to dividends or the guarantee will require consent of each holder of the junior preferred securities.

Guarantee

        The payment obligations with respect to any securities issued by any of the LLCs hereunder will be fully and unconditionally guaranteed by ABN AMRO Holding or the Bank as described below under "Description of the Preferred Securities Guarantees." The payment obligations under such guarantee will be further guaranteed by the conditional guarantee between the guarantor and each LLC. Guarantees issued by ABN AMRO Bank will be fully and unconditionally guaranteed by ABN AMRO Holding.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

        ABN AMRO Holding or ABN AMRO Bank, referred to in this prospectus as the guarantor, will guarantee payment in full to the holders of the securities listed herein to be issued by each of the Trusts and each of the LLCs. This guarantee, in combination with certain other agreements, as discussed below under "—Relationships Defining the Scope of the Guarantee," will constitute a full and unconditional guarantee. Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing any other person or entity.

        The guarantee for the preferred securities of the Trusts and the LLCs will be issued pursuant to a guarantee agreement between the Bank or Holding, as guarantor, and a guarantee trustee to be specified in the applicable prospectus supplement. The guarantee agreement will be executed at the time we issue any preferred securities and will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part. The guarantee agreement will be held by the guarantee trustee for the benefit of the holders of preferred securities of the Trusts.

        Each agreement establishing the guarantee may be qualified under the Trust Indenture Act of 1939, as amended. The terms of each guarantee will include those stated in the applicable guarantee agreement and those made part of such guarantee agreement by reference to the Trust Indenture Act. The documents establishing such guarantee, and the specific terms of such guarantee, including its seniority, are described in greater detail in the accompanying prospectus supplement.

        Unless otherwise set forth herein or in the prospectus supplement, each securities guarantee will constitute an unsecured obligation of the Bank or Holding as guarantor, and will rank junior to all other obligations of Holding or the Bank, as the case may be, and effectively rank senior to Holding's and the Bank's ordinary shares. As a result, in the event of the guarantor's bankruptcy, liquidation or reorganization or upon acceleration of any series of debt securities due to an event also triggering payment obligations on other debt, the guarantor's assets will be available to pay its obligations on the guarantee only after all secured indebtedness and other indebtedness senior to the guarantee has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the guarantees. Each guarantee also will be effectively subordinated to the indebtedness and other liabilities of the guarantor's subsidiaries.

        The specific terms of any guarantee will be explained in the applicable prospectus supplement, and such prospectus supplement will also set forth the extent to which the general terms of the guarantee set forth in this prospectus apply.

General

        The guarantor will irrevocably agree to pay in full, to the holders of the Trust and LLC preferred securities, the guarantee payments described below, except to the extent previously paid. The guarantor will pay the guarantee payments when and as due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert. The following payments, to the extent not paid by the Trust or LLC, as applicable, will be covered by the guarantee of the preferred securities:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the applicable Trust or LLC has funds available to make the payment;

  •
  the redemption price, to the extent that the applicable Trust or LLC has funds available to make the payment; and

  •
  upon a voluntary or involuntary dissolution, termination, winding-up or liquidation of the applicable Trust or LLC, other than in connection with a distribution of related intercompany securities to holders of the preferred securities, the lesser of:

  •
  the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security plus all accumulated and unpaid distributions on the preferred security to the date of payment, to the extent the applicable Trust or LLC has funds available to make the payment; and

  •
  the amount of assets of the applicable Trust or LLC remaining available for distribution to holders of its preferred securities upon its liquidation.

        The guarantor's obligation to make a guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the applicable Trust or LLC to pay the amounts to the holders.

        The preferred securities guarantee will be subject to the subordination provisions described below and will not apply to the payment of distributions and other payments on the preferred securities when the applicable Trust or LLC does not have sufficient funds legally and immediately available to make the distributions or other payments.

        In addition, the guarantor will enter into a contingent guarantee with each LLC. The guarantor will also enter into a contingent guarantee with any Trust that has issued preferred shares to the public, to the extent the intercompany securities of a Trust do not consist of preferred shares issued by an LLC, on substantially the same terms as described herein with respect to the contingent guarantee of the LLC preferred securities.

        Unless otherwise specified in the applicable prospectus supplement, the contingent guarantee will require the guarantor to pay to the other party to the contingent guarantee the payments under the guarantee, to the extent that any such payments remain unpaid, plus interest accrued since the date of the claim under the guarantee. If a claim has been made under the guarantee by the guarantee trustee or a holder of a security issued by the LLC or any affiliated Trust, and such claim remains unpaid for 180 days or more, then the independent director appointed by the holders of the junior preferred securities pursuant to the terms of the LLC Agreement, shall enforce the claim of the LLC without prejudice to the claims of the guarantee trustee or the holders of the junior preferred securities or the Trust's preferred securities under the guarantee. The independent director appointed to enforce the contingent guarantee will be elected by the holders of the junior preferred securities upon the non-payment within one day following the making of a claim by the guarantee trustee or a holder of the junior preferred securities or the trust preferred securities under the guarantee. Pursuant to the LLC Agreement, the LLC will distribute any distribution received with respect to the contingent guarantee to the holders of junior preferred securities pro rata, except to the extent that any such holder or holder of trust preferred securities received payments under the guarantee. To the extent the

LLC junior preferred securities are held by an affiliated trust, such trust will, in turn, be distributed pro rata by the trust to the holders of the trust preferred securities, but without duplication with any prior payments under the securities, the guarantee or the contingent guarantee.

Status of Guarantee

        The guarantee of preferred securities of the Trusts and the LLCs will constitute an unsecured obligation of the Bank or Holding, as guarantor, and will rank:

  •
  subordinate and junior in right of payment to all of the guarantor's other liabilities except those that rank equally or are subordinate by their terms; and

  •
  equal with any other preferred securities guarantee now or hereafter issued by the guarantor of the related intercompany securities on behalf of the holders of the preferred securities issued by any other trust or LLC, as applicable.

        Unless otherwise specified in the applicable prospectus supplement, the Bank or Holding, as applicable, will make all payments of principal of and premium, if any, interest and any additional amounts on, or in respect of, the trust preferred securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of The Netherlands or any other jurisdiction in which any of its successors under the applicable guarantee may be organized.

Amendments and Assignment

        No consent of the holders of the preferred securities will be required with respect to any changes to the guarantee of Trust or LLC issued preferred securities that do not adversely affect the rights of the holders of the preferred securities in any material respect. Other amendments to the guarantee of Trust or LLC issued preferred securities may be made only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities unless otherwise stated in the applicable prospectus supplement. All guarantees and agreements contained in the guarantee of Trust or LLC issued preferred securities will be binding on the guarantor's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the preferred securities.

Events of Default

        Unless otherwise specified in the applicable prospectus supplement, an event of default under the guarantee relating to the preferred securities issued by a Trust or LLC occurs if the guarantor fails to make any of its required payments or fails to perform any of its other obligations under the relevant securities guarantee, and this failure continues for at least 30 days.

        The holders of at least a majority in aggregate liquidation amount of the relevant preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the relevant preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the relevant securities guarantee.

        The holders of a majority in liquidation amount of relevant preferred securities may waive any past event of default and its consequences.

Information Concerning Guarantee Trustee

        The guarantee trustee under each guarantee of Trust or LLC issued preferred securities, other than during the occurrence and continuance of an event of default under the securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After any event of default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a guarantee trustee is under no obligation to exercise any of its powers as described in the relevant preferred securities guarantee at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

        The guarantee trustee may also serve as the indenture trustee and the property trustee for any or all the trusts. Holding and some of its affiliates may maintain banking relationships with the trustee.

Termination of the Preferred Securities Guarantees

        The guarantee with respect to the preferred securities issued by a Trust or an LLC will terminate once the relevant preferred securities are paid in full or redeemed in full or upon distribution of the related intercompany securities to the holders of the relevant trust or LLC preferred securities in accordance with the applicable trust or LLC Agreement. The securities guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law, Jurisdiction

        The guarantee of the securities issued by any Trust or any LLC will be governed by the laws of The Netherlands, except that, all the rights and duties of the trustee relating to such guarantee towards the holders of the securities issued to the public subject to such guarantee will be governed by New York law. The guarantee will require that any claim or proceeding brought by a holder to enforce the obligations of Holding or the Bank, as applicable, as guarantor be brought in a court of competent jurisdiction in The Netherlands.

Relationships Defining the Scope of the Guarantee

        No single document executed by the guarantor in connection with the issuance of the preferred securities will provide for a full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of the guarantor's obligations under the guarantee of the preferred securities, the contingent guarantee, the trust agreement and/or LLC agreement, as applicable, the agreements governing the intercompany securities, the related intercompany securities and the expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of each Trust's and LLC's obligations under the preferred securities.

        As long as the issuer of the intercompany securities makes payments of interest and other payments when due on the intercompany securities held by the trust or the LLC, as applicable, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities, primarily because:

  •
  the aggregate principal amount of the intercompany securities will be equal to the sum of the aggregate liquidation amounts of the preferred and common securities;

  •
  the interest rate and interest and other payment dates on the intercompany securities will match the distribution rate and distribution and other payment dates for the preferred securities;

  •
  the guarantor has agreed to pay for any and all costs, expenses and liabilities of the trust and LLC, except the obligations under their preferred securities; and

  •
  the Trust agreements and LLC Agreements will provide that none of the Trusts or the LLCs will engage in any activity that is inconsistent with their limited purposes.

        If and to the extent that the issuer of the intercompany securities held by a Trust or an LLC, as applicable, fails to make any payments due on the intercompany securities held by the Trust or the

LLC, as applicable, the holder of such intercompany securities will not have funds available to make payments of distributions or other amounts due on the preferred securities. In those circumstances, a holder of the preferred securities issued by such entity will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead the holder may directly sue the guarantor to collect its pro rata share of payments owed. If a holder sues the guarantor to collect payment, then the guarantor will assume the holder's rights as a holder of preferred securities under the trust agreement or LLC Agreement, as applicable, to the extent the guarantor makes a payment to the holder in any legal action.

TAXATION

        The material Dutch tax and U.S. federal income tax consequences relating to the purchase and ownership of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

        We may sell our securities in any one or more of the following ways from time to time:

  •
  to or through underwriters;

  •
  to or through dealers;

  •
  through agents; or

  •
  directly to purchasers, including our affiliates.

        The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the securities and the proceeds to us from the sale;

  •
  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

  •
  any delayed delivery arrangements.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

        Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

        We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

        If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

        Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

        Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

        Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

        If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

        One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for ABN AMRO Holding, Bank or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with ABN AMRO Holding, Bank or any of its subsidiaries and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with ABN AMRO Holding, Bank or any of its subsidiaries to indemnification by ABN AMRO Holding, Bank or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for ABN AMRO Holding, Bank or any of its subsidiaries in the ordinary course of business.

        Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

        In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from Holding, the Bank, LaSalle Funding, any of the ABN AMRO Capital Funding LLCs or any of the ABN AMRO Capital Funding Trusts, as the case may be, in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Our American Depositary Shares, each of which represents one ordinary share, are listed on the New York Stock Exchange under the trading symbol "ABN."

        Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

        To the extent an initial offering of the securities will be distributed by an affiliate of ABN AMRO Holding, each such offering of securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding a NASD member firm's distribution of securities of an affiliate. Following the initial distribution of any of these securities, affiliates of ABN AMRO Holding may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

        In the event that any NASD member participates in a public offering of these securities: (a) the actual price and selling terms will be disclosed in post-effective amendments or prospectus or pricing supplements; (b) the maximum compensation to be received by any NASD member in this distribution will be disclosed and submitted for approval with the NASD's Corporate Financing Department (the "Department"); and (c) prior to the commencement of the distribution, underwriting documents proposed for use will be submitted to the Department for review. Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

        All post-effective amendments or prospectus supplements disclosing actual price and selling terms will be submitted to the Department at the same time they are filed with the SEC.

        The Department will be advised if, subsequent to the filing of the offering, any 5% or greater shareholder of the issuer is or becomes an affiliate or associated person of an NASD member participating in the distribution.

        All NASD members participating in the offering understand the requirements that have to be met in connection with SEC Rule 415 and Notice-to-Members 88-101.

EXPERTS

        Our consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2002 have been so incorporated in reliance on the report of Ernst & Young, independent accountants, given on the authority of the firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Davis Polk & Wardwell, New York, New York. Certain legal matters with respect to Delaware law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Richards, Layton & Finger, Wilmington, Delaware. Certain legal matters with respect to Dutch law will be passed upon for the issuers by Clifford Chance Limited Liability Partnership. Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois will pass upon certain legal matters for any underwriters, dealers or agents. Mayer, Brown, Rowe & Maw LLP has in the past represented ABN AMRO Holding N.V. and its affiliates, including the Bank, and continues to represent ABN AMRO Holding N.V. and its affiliates on a regular basis and in a variety of matters.

ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

        We and some of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1975, which is commonly referred to as ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code with respect to many employee benefit plans. Prohibited transactions with the meaning of ERISA or the IRC may arise, for example, if the securities offered pursuant to this prospectus are acquired by or with the assets of a pension or other employee benefit plan with respect to which we or any of our affiliates is a service provider, unless those securities are acquired pursuant to an exemption for transactions effected on behalf of one of these plans by a "qualified professional asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. Any insurance company or pension or employee benefit plan, proposing to invest in the securities should consult with its legal counsel.

ENFORCEMENT OF CIVIL LIABILITIES

        ABN AMRO Holding and ABN AMRO Bank are organized under the laws of The Netherlands and the members of their Supervisory Boards, with one exception, and their Managing Boards are residents of The Netherlands or other countries outside the United States. Although some of our affiliates, including LaSalle Bank, have substantial assets in the United States, substantially all of Holding's assets and the assets of the members of the Supervisory Board and the Managing Board are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Holding or these persons or to enforce against Holding or these persons in United States courts judgments of United States courts predicated upon the civil liability provisions of United States securities laws. The United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon United States federal securities laws, would not be enforceable in The Netherlands. However, if the party in whose favor such judgment is rendered brings a new suit in a competent court in The Netherlands, that party may submit to a Dutch court the final judgment which has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that the final judgment concerned results from proceedings compatible with Dutch concepts of due process, to the extent that the Dutch court is of the opinion that reasonableness and fairness so require, the Dutch court would, in principle, under current practice, recognize the final judgment that has been rendered in the United States and generally grant the same claim without relitigation on the merits, unless the consequences of the recognition of such judgment contravene public policy in The Netherlands.

LIBOR Floating Rate Senior Notes Due 2007

ABN AMRO Bank N.V.

Unconditionally guaranteed on a senior basis by
ABN AMRO Holding N.V.

May 11, 2004